                                                              THIRD QUARTER 1997










                             FIRST UNION CORPORATION
                                AND SUBSIDIARIES


                       MANAGEMENT'S ANALYSIS OF OPERATIONS








                         QUARTERLY FINANCIAL SUPPLEMENT
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

FIRST UNION CORPORATION AND SUBSIDIARIES
THIRD QUARTER FINANCIAL SUPPLEMENT
NINE MONTHS ENDED SEPTEMBER 30, 1997
TABLE OF CONTENTS
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                                                                        PAGE
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Financial Highlights                                                       1

Manangement's Analysis of Operations                                       2

Consolidated Summaries of Income, Per Common Share and Balance
 Sheet Data                                                               T-1

Business Segments                                                         T-2

Internal Capital Growth and Dividend Payout Ratios                        T-4

Selected Quarterly Data                                                   T-4

Securities Available for Sale                                             T-5

Investment Securities                                                     T-6

Loans                                                                     T-7

Allowance for Loan Losses and Nonperforming Assets                        T-8

Intangible Assets                                                         T-9

Foreclosed Properties                                                     T-9

Deposits                                                                 T-10

Time Deposits in Amounts of $100,000 or More                             T-10

Long-Term Debt                                                           T-11

Changes in Stockholders' Equity                                          T-12

Capital Ratios                                                           T-13

Off-Balance Sheet Derivative Financial Instruments                       T-14

Off-Balance Sheet Derivatives - Expected Maturities                      T-16

Off-Balance Sheet Derivatives Activity                                   T-17

Net Interest Income Summaries
  Five Quarters Ended September 30, 1997                                 T-18

  Year-to-Date September 30, and June 30, 1997; December 31, and
    September 30, 1996                                                   T-20

Consolidated Balance Sheets                                              T-22

Consolidated Statements of Income
  Five Quarters Ended September 30, 1997                                 T-23

  Year-to-Date September 30, 1997 and 1996; June 30, 1997 and 1996       T-24

Consolidated Statements of Cash Flows                                    T-25

FINANCIAL HIGHLIGHTS
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
                                                                                     THREE MONTHS ENDED       NINE MONTHS ENDED
                                                                                         SEPTEMBER 30,            SEPTEMBER 30,
                                                                                     -------------------     --------------------

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                                         1997         1996         1997         1996
----------------------------------------------------------------------------------------------------------------------------------


FINANCIAL HIGHLIGHTS
Net income                                                                          $    505        357          1,461         1,039
Dividends on preferred stock                                                            --            1           --               8
                                                                                   ---------      ------        ------       -------

Net income applicable to common stockholders after merger-related
  restructuring charges and SAIF special assessment                                      505        356          1,461         1,031
After tax restructuring charges and SAIF special assessment                             --           86           --             267
                                                                                   ---------      ------        ------       -------

Net income applicable to common stockholders before merger-related
  restructuring charges and SAIF special assessment                                 $    505        442          1,461         1,298
                                                                                   ---------      ------        ------       -------


PER COMMON SHARE DATA (A)
Net income after merger-related restructuring charges and SAIF
  special assessment                                                                $   0.90       0.65           2.60          1.85
Net income before merger-related restructuring charges and SAIF
  special assessment                                                                    0.90       0.81           2.60          2.33
Cash dividends                                                                          0.32       0.29           0.90          0.81
Book value                                                                             18.86      15.97          18.86         15.97
Period-end price                                                                    $50.0625     33.375        50.0625        33.375
Average common shares (IN THOUSANDS)                                                 561,595    548,002        562,534       557,968
Actual common shares (IN THOUSANDS)                                                  568,296    541,015        568,296       541,015
Dividend payout ratios (based on operating earnings)                                   35.56%     35.80          34.62         34.76
                                                                                   ---------      ------        ------       -------


PERFORMANCE HIGHLIGHTS
Before merger-related restructuring charges and SAIF special assessment
    Return on average assets (b) (c)                                                    1.43%      1.32           1.41          1.30
    Return on average common equity (b) (d)                                            19.78      19.17          19.75         18.81
    Overhead efficiency ratio (excludes expenses on trust capital securities) (e)         55         57             56            57
Net charge-offs to
  Average loans, net (b)                                                                0.66       0.64           0.65          0.58
  Average loans, net, excluding Bankcard (b)                                            0.23       0.28           0.22          0.30
Nonperforming assets to loans, net and foreclosed properties                            0.74       0.89           0.74          0.89
Net interest margin (b)                                                                 4.36%      4.27           4.36          4.21
                                                                                   ---------      ------        ------       -------


CASH EARNINGS (EXCLUDING OTHER INTANGIBLE AMORTIZATION)
Before merger-related restructuring charges and SAIF special assessment
    Net income applicable to common stockholders                                    $    574        489          1,634         1,448
    Net income per common share                                                     $   1.02       0.89           2.91          2.59
    Return on average tangible assets (b)                                               1.66%      1.48           1.61          1.48
    Return on average tangible common equity (b) (d)                                   30.80      27.52          30.80         27.46
    Overhead efficiency ratio (excludes expenses on trust capital securities) (e)       52 %         54             52            54
                                                                                   ---------      ------        ------       -------


PERIOD-END BALANCE SHEET DATA
Securities available for sale                                                                                 $ 16,690        13,729
Investment securities                                                                                            2,268         2,566
Loans, net of unearned income                                                                                   94,904        92,520
Earning assets                                                                                                 127,621       119,294
Total assets                                                                                                   143,904       133,882
Noninterest-bearing deposits                                                                                    18,963        18,008
Interest-bearing deposits                                                                                       72,727        73,436
Long-term debt                                                                                                   7,819         7,332
Guaranteed preferred beneficial interests                                                                          990          --
Common stockholders' equity                                                                                     10,720         8,641
Total stockholders' equity                                                                                    $ 10,720         8,689
                                                                                  ---------      ------        ------       -------


(a) Per common share data has been restated for a two-for-one stock split declared on June 17, 1997, which was paid on July 31, 1997, to holders of record as of July 1, 1997.
(b)     Quarterly amounts annualized.
(c)     Based on net income.
(d) Based on net income applicable to common stockholders and average common stockholders' equity excluding average net unrealized gains or losses on debt and equity securities.
(e) The overhead efficiency ratio is equal to noninterest expense divided by net operating revenue. Net operating revenue is equal to the sum of tax-equivalent net interest income and noninterest income, including investment securities transactions.




MANAGEMENT'S ANALYSIS OF OPERATIONS
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EARNINGS HIGHLIGHTS
First Union earned a record $1.5 billion in net income applicable to common stockholders in the first nine months of 1997, a 13 percent increase from operating earnings of $1.3 billion in the first nine months of 1996. On a per common share basis, first nine months 1997 earnings were $2.60, compared with operating earnings of $2.33 in the first nine months of 1996. Operating earnings represent net income before merger-related, after-tax restructuring charges of $181 million and an after-tax Savings Association Insurance Fund (SAIF) special assessment of $86 million.

In the third quarter of 1997, First Union's net income applicable to common stockholders was a record $505 million, a 14 percent increase from operating earnings of $442 million in the third quarter of 1996. On a per common share basis, third quarter 1997 earnings were 90 cents per share compared with 81 cents in the third quarter of 1996. Operating earnings in the third quarter of 1996 do not include the $86 million related to SAIF.

Key factors in the first nine months 1997 earnings growth compared with the first nine months of 1996 were:

(bullet)  6 percent growth in tax-equivalent net interest income;

(bullet) 37 percent growth in noninterest, or fee, income (excluding investment securities transactions); and

(bullet)  An improved overhead efficiency ratio of 56 percent.

Also included in the first nine months of 1997 were the results of six bank-related purchase accounting acquisitions, which closed in the fourth quarter of 1996, with combined assets, net loans and deposits of $5.8 billion, $3.3 billion and $3.4 billion, respectively.

Tax-equivalent net interest income was $4.0 billion in the first nine months of 1997 compared with $3.8 billion in the first nine months of 1996. Average net loans in the first nine months of 1997 were $94.6 billion compared with $89.9 billion in the first nine months of 1996. Loan growth was largely related to the fourth quarter 1996 purchase accounting acquisitions and increases in both our consumer and Capital Markets portfolios.

First Union's strategic decision to allocate more resources to lines of business that produce fee income was apparent in the 37 percent increase in noninterest, or fee, income (excluding investment securities transactions) to $2.3 billion in the first nine months of 1997 from $1.6 billion in the first nine months of 1996.

Nonperforming assets at September 30, 1997, improved to $704 million, or 0.74 percent of net loans and foreclosed properties, compared with $763 million, or
0.80 percent, at December 31, 1996, and $825 million, or 0.89 percent, at September 30, 1996. Annualized net charge-offs as a percentage of average net loans were 0.65 percent in the first nine months of 1997 compared with 0.58 percent in the first nine months of 1996. Annualized net charge-offs were 0.66 percent in the third quarter of 1997 compared with 0.68 percent in the second quarter of 1997, 0.61 percent in the first quarter of 1997 and 0.64 percent in the third quarter of 1996. Excluding net charge-offs related to the credit card portfolio, third quarter 1997 annualized net charge-offs were 0.23 percent compared with 0.23 percent in the second quarter of 1997, 0.20 percent in the first quarter of 1997 and 0.28 percent in the third quarter of 1996. At September 30, 1997, the owned credit card portfolio represented 5 percent of the loan portfolio.

Other key highlights during the third quarter of 1997 included:

(bullet) A stock offering of 52.2 million shares of First Union common stock, which consisted of a secondary offering of 44.7 million shares owned by Banco Santander, Spain's leading fi-nancial group, and a primary offering of 7.5 million shares by First Union. Banco Santander indicated it would use the proceeds to reinforce its provisions and capital position. First Union's primary offering was required to enable us to account for our pending acquisitions of Signet Banking Corporation and the securities brokerage firm, Wheat First Butcher Singer Inc., both of Richmond, Virginia, as pooling of interests. First Union used the proceeds for general corporate purposes.

(bullet) Announcements of the pending acquisitions of Signet, Wheat, and Covenant Bancorp, Inc., of Haddonfield, N.J., all of which are discussed below.


OUTLOOK
The Signet acquisition has received Federal Reserve Board, Comptroller of the Currency and Signet stockholder approval and is scheduled to be consummated at the close of business on November 28, 1997, subject to other conditions of closing. Signet, with assets of $11 billion, net loans of $7 billion, deposits of $8 billion, stockholders' equity of $990 million and net income of $73 million for the nine months ended September 30, 1997, is expected to move First Union into the leading deposit share position in Virginia.

We currently estimate that approximately 67.0 million shares of First Union's common stock will be issued in this pooling of interests accounting transaction. The merger agreement provides for the issuance of 1.10 shares of First Union common stock for each share of Signet common stock. Based on First Union's closing price of $48.6875 on July 18, 1997, the last business day before public announcement of the merger, the transaction would be valued at approximately $3.25 billion.

First Union expects to take an after-tax, merger-related restructuring charge of $135 million in 1997 in connection with the Signet merger. In addition, two directors of Signet are expected to be elected or nominated for election to the First Union board of directors following consummation of the merger. More information is available in a Current Report on Form 8-K, which we filed with the Securities and Exchange Commission on July 21, 1997.

Covenant Bancorp, Inc., based in Haddonfield, New Jersey, had assets of $420 million, net loans of $258 million, deposits of $304 million and stockholders' equity of $32 million at September 30, 1997. The merger agreement provides for the issuance of .3813 shares of First Union common stock for each share of Covenant common stock. Two issues of convertible Covenant preferred stock would also be exchanged for First Union common stock. Based on First Union's closing price of $49.50 on August 4, 1997, the last business day prior to public announcement of the merger, the transaction would be valued at approximately $78 million. The merger, which is to be accounted for as a purchase, is expected to be completed in early 1998, subject to regulatory and Covenant stockholder approval and other conditions of closing. We expect that approximately 1.7 million shares of First Union common stock will be issued in connection with the Covenant acquisition. We have repurchased 1.65 million of such shares at a cost of $79 million.

The Wheat acquisition is expected to enhance the equity securities business of First Union's Capital Markets Group, as well as create one of the nation's largest brokerage networks. The merger is expected to be accounted for as a pooling of interests. The merger agreement provides for 10.3 million shares of First Union common stock to be exchanged for Wheat shares, subject to possible adjustment with respect to a portion of such shares to be held in escrow. Based on an August 19, 1997, closing price of $46.9375, the indicated purchase price was $482 million. The agreement also called for the creation of a retention pool to be paid to selected Wheat First employees consisting of 1.7 million shares of restricted First Union common stock, which would vest over a three year period. Consummation is expected to occur in the fourth quarter of 1997 or the first quarter of 1998. More information is available in a Current Report on Form 8-K, which we filed with the Securities and Exchange Commission on August 20, 1997.

In addition, First Union is taking advantage of the opportunity afforded by the Riegle-Neal Interstate Banking and Branching Efficiency Act (discussed further in ACCOUNTING AND REGULATORY MATTERS) to operate national banks across state lines by consolidating our banks in phases during this year and during the first quarter of 1998. In the first nine months of 1997, all banks in the southern region of First Union and in Connecticut were consolidated into First Union National Bank, based in Charlotte, North Carolina. The final consolidation in the rest of the northern region (other than Delaware) is scheduled to occur in February 1998.

First Union prepared for the challenges of an increasingly competitive environment by diversifying its business mix. Revenue growth continued to outpace expense growth in the third quarter of 1997. We have made significant progress toward our goal of increasing noninterest income as a percentage of noninterest income and net interest income to 40 percent by the year 2000. In the first nine months of 1997, this proportion was 36 percent. To help us meet our revenue goal, we continue to make significant discretionary investments in revenue-enhancing lines of business, particularly in the Capital Management, Capital Markets and electronic and remote delivery areas of our company. These higher growth business lines diversify our revenue streams and complement our loan, deposit and other products offered through our Consumer Bank and Commercial Bank. We have redesigned our Consumer Bank and streamlined processes in our Commercial Bank to improve customer service, increase sales and generate efficiencies. We expect strong sales momentum in light of demographic trends, a continued strong economy and our market expansion.

Our primary management attention is focused on leveraging our existing business base as we invest in new technology and fee income-generating lines of business. The significant investments we have made in acquisitions, in technology and in expanded products and services have positioned us to better serve our 12 million customers in a diverse geographic marketplace and to reduce the impact of adverse changes in the credit cycle.

We also continue to evaluate acquisition opportunities that will provide access to customers and markets that we believe complement our long-term goals. Acquisition opportunities are evaluated as a part of our ongoing capital allocation decision-making process. Decisions to pursue acquisitions will be measured against our financial performance guidelines adopted in 1996 and other financial objectives. Acquisition discussions and in some cases negotiations may take place from time to time, and future acquisitions involving cash, debt or equity securities may be expected.

The ACCOUNTING AND REGULATORY MATTERS section provides information about legislative, accounting and regulatory matters that have recently been adopted or proposed.


BUSINESS SEGMENTS
-------------------------------------------------------------------------------

BUSINESS FOCUS
First Union's operations are divided into four primary business segments encompassing more than 40 distinct product and service units. These segments include the Consumer Bank, Capital Management, the Commercial Bank and Capital Markets. Additional information can be found in Table 2.

We have developed a new internal performance reporting model to measure the results of these four business segments and the Treasury/Nonbank segment. Because of the complexity of the corporation and the interrelationships of these business segments, we have used various estimates and allocation methodologies in the preparation of the BUSINESS SEGMENTS financial information. Restatements of various periods may occasionally be expected because these estimates and methodologies could be refined over time.

Our management structure combines this internal performance reporting with a matrix management approach, which integrates product management with our various distribution channels. Additionally First Union's management structure and internal reporting methodologies will pro-duce business segment results that are not necessarily comparable to presentations by other bank holding companies or standalone entities in similar industry segments.

The new internal performance reporting model was implemented in 1997, and prior periods have not been reported to reflect the new model because of practical limitations. Under our new model we isolate the net income contribution and measure the return on capital for each business segment by allocating equity, funding credit and expense and corporate expenses to each segment. We use a risk-based methodology to allocate equity to the segments based on the credit, market and operational risks associated with each business. Credit risk allocations are developed to provide sufficient equity to cover both expected and unexpected losses for each asset portfolio. Operational capital is allocated based on the level of noninterest expense for each segment. In addition capital is allocated to segments with deposit products to reflect the risk of unanticipated disintermediation. Through this process, the aggregate amount of equity allocated to all business segments may be more or less than the corporation's book equity. All unallocated equity is retained by the Treasury/Nonbank segment. This mismatch in book versus allocated equity may result in an unexpectedly high or low return on equity for the Treasury/Nonbank segment for extended periods of time.

Exposure to market risk is managed centrally within the Treasury/Nonbank segment. In order to remove interest rate risk from each business segment our model employs a funds transfer pricing (FTP) system. The FTP system matches the duration of the funding provided to each segment to the duration of the assets and liabilities contained in each segment. This matching of duration, or effective term until an instrument can be repriced, allocates interest income and/or expense to each segment so its resulting net interest income is not under or overstated due to exposure to interest rate risk. All interest rate risk resulting from the mismatch in durations of assets and liabilities held by the business segments resides in the Treasury/Nonbank segment. The Treasury/Nonbank segment also holds the corporation's investment portfolio and off-balance sheet portfolio, which are used to enhance corporate earnings and to manage exposure to interest rate risk. Because all market risk is held in the Treasury/Nonbank segment, the profitability of this segment is expected to be more volatile than for the other business segments.

General corporate expenses, with the exception of goodwill amortization, are allocated to each segment in a pro rata manner based on the direct and attributable indirect expenses for each segment. Residual corporate expense remaining in the Treasury/Nonbank segment reflects the costs of portfolio management activities and goodwill amortization. In general this approach should not result in significant volatility to business segment returns.


CONSUMER BANK
The Consumer Bank, our primary deposit-taking entity, provides an attractive source of funding for our lending activities. The Consumer Bank also originates secured and unsecured consumer loans, first and second residential mortgages, installment loans, credit cards, auto loans and leases and student loans.

A new model for our Consumer Bank has been implemented initially in Atlanta, Georgia, where the "Future Bank" is designed to increase service options and access for customers, to improve sales capacity for employees and to reduce costs. This initiative focuses on four delivery channels: enhanced financial centers; direct access by telephone; an external sales force; and self-service options such as automated teller machines, personal computers and interactive video kiosks. In 1998 we will implement the Future Bank model throughout our full-service branch network in 12 states and Washington, D.C.

The Consumer Bank also includes the Customer Direct Access Division (CDAD), which manages our card products, telephone, Internet and financial software-based distribution channels. CDAD also includes our centralized customer information centers, which, in addition to sales, manages the majority of customer servicing and administrative tasks that have been removed from branches as part of the Future Bank redesign. The Consumer Bank also includes Consumer Credit; First Union Auto Finance; First Union Direct Bank, N.A.; First Union Home Equity Bank, N.A. (FUHEB); and First Union Mortgage Corporation.

The Consumer Bank also is a major distribution or referral mechanism for products from other business segments, including Capital Management products and small business loans. Our full-service retail branch network is located in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C.

Consumer lending through our full-service bank branches is managed using an automated underwriting system that combines statistical predictors of risk and industry standards for acceptable levels of customer debt capacity and collateral valuation. These guidelines are continually monitored for overall effectiveness and for compliance with fair lending practices.

The Consumer Bank generated 58 percent of the corporation's net interest income in the first nine months of 1997.The Consumer Bank's net interest income was $2.3 billion in the first nine months of 1997, with noninterest income of $869 million, which was generated primarily through service charges on deposit accounts and income related to asset securitizations. Forty-nine percent of the corporation's noninterest expense in the first nine months of 1997 was attributable to the Consumer Bank. Fifty-five percent of the corporation's average net loans, or $51.7 billion, and 71 percent of average deposits, or $66.0 billion, in the first nine months of 1997 were managed by the Consumer Bank.

Average consumer loans in the first nine months of 1997 exclude the securitization and sale of certain adjustable rate mortgages (ARMs) and student loans. Key growth areas in the consumer portfolio continue to be direct and home equity loans. With respect to the credit card portfolio, and consistent with the rest of the industry, we experienced an increase in personal bankruptcies, which was partially offset by a decrease in contractually past due accounts.

Owned charge-offs, net of securitized credit cards, attributable to the Consumer Bank in the first nine months of 1997 amounted to $430 million, or 1.11 percent of average net loans on an annualized basis. Seventy-three percent of these were related to the owned credit card portfolio.

CDAD incorporates a range of customer access and distribution channels, including those mentioned above as well as centralized, sophisticated customer call centers. CDAD also includes card products such as credit cards, debit cards and automated teller machine cards. The managed credit card portfolio was $6.4 billion at September 30, 1997. This amount includes $1.5 billion of securitized credit cards.

First Union's network of mortgage origination and home equity offices across the nation also are included in the Consumer Bank. First Union Mortgage Corporation was the nation's 13th largest mortgage servicer, with a mortgage servicing portfolio of $52.0 billion at September 30, 1997. On a segment basis, mortgage banking noninterest income was $195 million in the first nine months of 1997. FUHEB had loans of $4.1 billion at September 30, 1997, and originated $1.1 billion in home equity loans in the first nine months of 1997. In addition, FUHEB is a major participant in both the "A" credit quality market as well as in the sub-prime market. In the first nine months of 1997, FUHEB securitized and sold $234 million in sub-prime originations through our Capital Markets Group.


CAPITAL MANAGEMENT
Our Capital Management Group provides investment products and services that primarily produce fee-based income. This includes mutual funds; insurance and annuities; brokerage services; personal, institutional and corporate trust; Individual Retirement Accounts (IRAs); and 401(k) employee benefit plans. Other products under the Capital Management Group such as CAP accounts, Private Client and Women's Financial Advisory Services combine investment products into a package that enables customers to move easily within our multiple product groups.

The Capital Management Group contributed 28 percent, or $637 million, of the corporation's noninterest income and 3 percent, or $111 million, of the corporation's net interest income in the first nine months of 1997. Capital Management results in the first nine months of 1997 included the operating results related to the December 1996 purchase accounting acquisition of Keystone Investments, Inc., the Boston, Mass.-based investment adviser to the Keystone family of mutual funds.

Capital Management assets under management derived from trust services and mutual funds were $69.9 billion at September 30, 1997.

The Capital Management Group exhibited broad-based strength across all of its lines of business in the first nine months of 1997. In particular, the Evergreen Keystone families of mutual funds continued to increase to $32.7 billion in assets under management at September 30, 1997. The Evergreen Keystone fund family was renamed the Evergreen Funds on October 31, 1997. The Evergreen Funds is the nation's 28th largest mutual fund family. Twenty-three Evergreen Funds were rated "4" star or "5" star by the Morningstar rating service at September 30, 1997.

Brokerage services and insurance also contributed substantial growth. In particular, annuity sales reached $1.1 billion in the first nine months of 1997. We anticipate increased growth in these business lines as we introduce new insurance and annuity products throughout our multistate network.

Our asset management product, called the CAP account, increased assets to $24.4 billion at September 30, 1997, and accounts to 280,000, from $22.7 billion and 271,000 at June 30, 1997.

The Private Client Group, previously named the Private Banking Group, provides a single point of access to First Union's products and services including investments, mortgages, personal loans, trusts, financial planning and brokerage services. Growth in these products and services in the first nine months of 1997 demonstrated the success of combining banking and investments. At September 30, 1997, the Private Client Group managed $1.9 billion of loans and $2.1 billion of deposits.

Average net loans of $2.0 billion and average deposits of $3.2 billion in the first nine months of 1997 were managed by the Capital Management Group, primarily in our Private Client Group. The Capital Management Group accounted for $587 million, or 17 percent, of the corporation's noninterest expense in the first nine months of 1997.


COMMERCIAL BANK
The Commercial Bank offers a variety of lending, commercial deposit and cash management products and services to corporate, middle-market, commercial and small business customers. The commercial loan portfolio includes general commercial loans, both secured and unsecured, and commercial real estate loans. Commercial loans are typically either working capital loans, which are used to finance the inventory, receivables and other working capital needs of commercial borrowers, or term loans, which are typically used to finance fixed assets or acquisitions. Commercial real estate loans typically are used to finance the construction or purchase of commercial real estate.

Our commercial lenders focus principally on middle-market companies, which we believe reduces the risk of credit loss from any single borrower or group of borrowers. A majority of our commercial loans are for less than $10 million. Consistent with our longtime standard, we generally look for two repayment sources for commercial real estate loans: cash flows from the project and other resources of the borrower.

The Commercial Bank generated $1.1 billion, or 27 percent, of the corporation's net interest income in the first nine months of 1997. The Commercial Bank had noninterest income of $199 million in the first nine months of 1997, of which 80 percent was generated from cash management products and services. Cash management fee income was $162 million in the first nine months of 1997. Nineteen percent of the corporation's noninterest expense in the first nine months of 1997 was attributable to the Commercial Bank.

Twenty-eight percent of the corporation's average net loans, or $26.9 billion, and 19 percent of the corporation's average deposits, or $17.3 billion, were managed by the Commercial Bank in the first nine months of 1997. Net charge-offs attributable to the Commercial Bank in the first nine months of 1997 amounted to $25 million, or 0.12 percent of average net loans on an annualized basis.

Small Business Banking continues to be a growth line in the commercial bank. Small Business Banking loan volumes in the first nine months of 1997 were $919 million and outstandings were $1.4 billion at September 30, 1997.


CAPITAL MARKETS
Our Capital Markets Group provides a full range of investment banking products and services integrated with our wholesale delivery strategy. Our primary goal is to provide our middle-market customers with a complete selection of capital markets products. Capital Markets products and services are a natural extension of our commercial products such as deposit accounts and cash management services. Capital Markets segments encompass Traditional Banking (including international, leveraged finance, specialized industries, specialty finance and diversified industries); Investment Banking (including asset securitization; Capital Partners; fixed income sales and trading; high yield debt; investment grade debt; merger and acquisition advisory services; money market sales and trading; municipal finance; par and discount loan trading; private finance; loan syndications; and whole loan conduit); Real Estate Finance (including commercial real estate securitizations; affordable housing investments; commercial real estate finance; home equity loan securitizations; income property; and master servicing); Commercial Leasing and Rail; and Risk Management (including interest rate derivatives and foreign exchange options).

Key Capital Markets growth areas in the first nine months of 1997 were asset securitizations, loan syndications, risk management products and international trade finance. The Capital Markets Group generated 7 percent of the corporation's net interest income, or $281 million, in the first nine months of 1997. Capital Markets activities contributed noninterest income of $539 million in the first nine months of 1997. Substantially all of Capital Markets-related noninterest income was included in sundry income. The Capital Markets Group accounted for $434 million, or 12 percent, of the corporation's noninterest expense in the first nine months of 1997. Average net loans were $12.8 billion and average deposits were $3.7 billion in the first nine months of 1997.


TREASURY/NONBANK SEGMENT
The Treasury/Nonbank segment includes First Union's Central Money Book (CMB) and certain expenses that are not allocated to the business segments including goodwill amortization. The CMB is responsible for the management of our securities portfolios, our overall funding requirements and our asset and liability management functions. THE SECURITIES AVAILABLE FOR SALE, INVESTMENT SECURITIES, LIQUIDITY AND FUNDING SOURCES and INTEREST RATE RISK MANAGEMENT sections provide information about our securities portfolios, funding sources and asset and liability management functions.

Additionally the Treasury/Nonbank segment includes amortization expense and capital not allocated to business segments related to other intangible assets (excluding deposit base premium and mortgage and other servicing assets) and charges that are unusual and infrequent, including merger-related restructuring charges. Other intangibles amortization in the first nine months of 1997 (excluding deposit base premium and mortgage servicing assets) was $110 million. Intangibles amortization relates to goodwill and other intangibles that result from purchase accounting acquisitions.

RESULTS OF OPERATIONS
INCOME STATEMENT REVIEW
-------------------------------------------------------------------------------

NET INTEREST INCOME
Tax-equivalent net interest income increased 6 percent to $4.0 billion in the first nine months of 1997 from $3.8 billion in the first nine months of 1996. The increase in tax-equivalent net interest income was primarily the result of loan activity, increased securities holdings and the previously mentioned fourth quarter 1996 purchase accounting acquisitions.

Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first nine months of 1997, $33 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been current in accordance with their original terms and if they had been outstanding throughout the period (or since origination if held for part of the period). The amount of interest income related to these assets and included in income in the first nine months of 1997 was $6 million.


NET INTEREST MARGIN
The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid on funds to support those assets, was
4.36 percent in the first nine months of 1997 compared with 4.21 percent in the first nine months of 1996. The margin increase in the first nine months of 1997 was primarily a result of an increase in higher-yielding assets. The average rate earned on earning assets was 8.25 percent in the first nine months of 1997 and 8.03 percent in the first nine months of 1996. The average rate paid on interest-bearing liabilities was 4.48 percent in the first nine months of 1997 and 4.37 percent in the first nine months of 1996. It should be noted that the margin is not our primary management focus or goal. Our goal is to increase net interest income.

We use securities and off-balance sheet transactions to manage interest rate sensitivity. More information on these transactions is included in the INTEREST RATE RISK MANAGEMENT section.


NONINTEREST INCOME
We are meeting the challenges of increasing competition, changing customer demands and demographic shifts by making discretionary investments to enhance revenue growth. We have significantly broadened our product lines, particularly in the Capital Markets and Capital Management Groups, to provide additional sources of fee income that complement our long-standing banking products and services. These investments were reflected in a 37 percent increase in noninterest income, excluding investment securities transactions, to $2.3 billion in the first nine months of 1997 from $1.6 billion in the first nine months of 1996.

Virtually all categories of noninterest income increased in the first nine months of 1997 from the first nine months a year ago. Fee income from Capital Management and Capital Markets activities made up more than half of total noninterest income in the first nine months of 1997. These two groups are discussed further in the BUSINESS SEGMENTS section. Gains of $98 million from the sale of ARMs and student loans also were reflected in the first nine months of 1997. Service charges on deposit accounts increased 18 percent from the first nine months of 1996, reflecting the fourth quarter 1996 purchase accounting acquisitions.


TRADING ACTIVITIES
Our Capital Markets Group also makes a key contribution to noninterest income through trading profits. Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. Market making and position taking activities across a wide array of financial instruments add to our ability to optimally serve our customers. Trading profits were
                                       9

$96 million in the first nine months of 1997 compared with $52 million in the first nine months of 1996. The increase was largely related to asset securitization activity and to increased customer transactions. Trading account assets were $7.5 billion at September 30, 1997, compared with $3.9 billion at year-end 1996.


NONINTEREST EXPENSE
Noninterest expense was $3.5 billion in the first nine months of 1997 compared with $3.6 billion in the first nine months of 1996 (which included the merger-related restructuring charges of $281 million pre-tax and the SAIF special assessment of $133 million pre-tax). The increase from 1996 largely was the result of the incremental impact of the fourth quarter 1996 purchase accounting acquisitions and expenses associated with our capital securities issues. More information on these capital securities is in the GUARANTEED PREFERRED BENEFICIAL INTERESTS section.

The increases in various categories of noninterest expense reflect our continued investments in fee-income generating businesses such as those managed by the Capital Management and the Capital Markets Groups, in which expenses move more in tandem with revenues, and in technology and retail branch transformation. Our overhead efficiency ratio continued to improve even while we increased our discretionary investments. This ratio was 56 percent in the first nine months of 1997, an improvement from 57 percent in the first nine months of 1996. These ratios exclude amounts related to the capital securities issues, merger-related restructuring charges and SAIF.

Amortization of other intangible assets predominantly represents the amortization of goodwill and deposit base premium related to purchase accounting acquisitions. These intangibles are amortized over periods ranging from six to 25 years. Amortization is a noncash charge to income; therefore, liquidity and funds management activities are not affected. We had $2.7 billion in other intangible assets at September 30, 1997, compared with $2.8 billion at December 31, 1996. Costs related to environmental matters were not material.

First Union currently estimates the cumulative expenses related to adapting its computer systems to be year 2000 compliant will be between $42 million and $45 million pre-tax (which excludes any such expenses related to potential future acquisitions.). We expect to have all systems and applications in place and fully tested by the end of 1998, allowing time in 1999 for any systems refinements that may be needed. First Union began addressing the issue in February 1996 by assembling a corporate project team and by engaging a leading technology firm to begin an initial assessment of the scope of the project. We determined early on that our common systems platform and the fact that our Emerald deposit system and essentially all of our Capital Markets systems are already year 2000 compliant would help minimize expenses related to the year 2000 project. This year, we are analyzing our computer hardware platforms and software programs; reviewing pre-printed forms, checks and other documents; and evaluating infrastructure such as phone systems, ATMs, office equipment such as fax machines, pagers and copiers, and conducting other pilot implementations. We also are monitoring the efforts of First Union's outside vendors and the needs of customers.


BALANCE SHEET REVIEW
------------------------------------------------------------------------------

SECURITIES AVAILABLE FOR SALE
The available for sale portfolio consists of U.S. Treasury, municipal and mortgage-backed and asset-backed securities as well as collateralized mortgage obligations, corporate, foreign and equity securities. Securities available for sale transactions resulted in gains of $12 million in the first nine months of 1997 and $20 million in the first nine months of 1996.

At September 30, 1997, we had securities available for sale with a market value of $16.7 billion compared with $14.2 billion at year-end 1996. The market value of securities available for sale was $235 million above amortized cost at September 30, 1997. Activity in this portfolio is un-dertaken primarily to manage interest rate risk and occasionally to take advantage of current market conditions that provide returns on these investments that are more economically attractive than those attainable from alternative capital allocation choices.

The average rate earned on securities available for sale in the first nine months of 1997 was 6.89 percent compared with 6.57 percent in the first nine months of 1996. The average maturity of the portfolio was 6.13 years at September 30, 1997.


INVESTMENT SECURITIES
The investment securities portfolio consists of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities amounted to $2.3 billion at September 30, 1997, and $2.5 billion at December 31, 1996.

The average rate earned on investment securities was 8.62 percent in the first nine months of 1997 and 8.68 percent in the first nine months of 1996. The average maturity of the portfolio was 5.85 years at September 30, 1997.


LOANS
The loan portfolio, which represents our largest asset class, is a significant source of interest and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk. Our lending strategy stresses quality growth, diversified by product, geography and industry. A common credit underwriting structure is in place throughout the corporation.

The loan portfolio at September 30, 1997, was composed of 45 percent in commercial loans and 55 percent in consumer loans. The portfolio mix did not change significantly from year-end 1996.

Net loans at September 30, 1997, were $94.9 billion compared with $95.9 billion at December 31, 1996. Average net loans were $94.6 billion in the first nine months of 1997 and $89.9 billion in the first nine months of 1996. The increase in average loans was primarily attributable to the fourth quarter 1996 purchase accounting acquisitions and growth in both our consumer and Capital Markets portfolios. These increases were offset by the securitization and sale of ARMs and student loans in the first nine months of 1997.

At September 30, 1997, unused loan commitments related to commercial and consumer loans were $33.8 billion and $21.2 billion, respectively. Commercial and standby letters of credit were $5.7 billion at September 30, 1997. At September 30, 1997, loan participations sold to other lenders amounted to $903 million. They were recorded as a reduction of gross loans.

The average rate earned on loans was 8.73 percent in the first nine months of 1997 compared with 8.55 percent in the first nine months of 1996. Factors contributing to the increase in the rate on loans included a reduction in lower-yielding mortgage loans, the upward repricing of credit cards loans and growth in high-yielding leveraged leases. The reduction in mortgage loans resulted from the sale of $1.1 billion of ARMs in the first quarter of 1997 and $358 million of ARMs in the third quarter of 1997. In addition natural runoff from our existing mortgage portfolio exceeded the balance of loans we chose to retain. The improvement in the yield on credit cards reflected the repricing of loans originated with lower introductory rates and the targeted repricing of certain accounts to improve overall profitability. The reduction in installment loans-other was attributable to the securitization and sale of $406 million in student loans.

The ASSET QUALITY section provides information about geographic exposure in the loan portfolio.

COMMERCIAL REAL ESTATE LOANS
Commercial real estate loans amounted to 11 percent of the total portfolio at September 30, 1997, and 12 percent at December 31, 1996. This portfolio included commercial real estate mortgage loans of $8.7 billion at September 30, 1997, compared with $9.5 billion at December 31, 1996.


ASSET QUALITY
----------------------------------------------------------------------------

NONPERFORMING ASSETS
At September 30, 1997, nonperforming assets were $704 million, or 0.74 percent of net loans and foreclosed properties, compared with $763 million, or 0.80 percent, at December 31, 1996.

Loans or properties of less than $5 million each made up 86 percent, or $605 million, of nonperforming assets at September 30, 1997. Of the rest:

          Four loans or properties between $5 million and $10 million each accounted for $33 million; and

          Five loans or properties over $10 million each accounted for $66 million.

Fifty-two percent of nonperforming assets were collateralized primarily by real estate at September 30, 1997, and 54 percent at year-end 1996.


PAST DUE LOANS
Accruing loans 90 days past due were $229 million at September 30, 1997, compared with $290 million at December 31, 1996. Of the past dues, $16 million were related to commercial and commercial real estate loans and $213 million were related to consumer loans. At September 30, 1997, we were closely monitoring certain loans for which borrowers were experiencing increased levels of financial stress. None of these loans were included in nonperforming assets or in accruing loans past due 90 days, and the aggregate amount of these loans was not significant.


NET CHARGE-OFFS
Net charge-offs amounted to $460 million in the first nine months of 1997 compared with $394 million in the first nine months of 1996, and in the third quarter of 1997, $155 million compared with $161 million in the second quarter of 1997 and $144 million in the third quarter of 1996. Annualized net charge-offs were 0.65 percent of average net loans in the first nine months of 1997 compared with 0.58 percent in the first nine months of 1996, and in the third quarter of 1997, 0.66 percent compared with 0.68 percent in the second quarter of 1997 and 0.64 percent in the third quarter of 1996. Excluding net charge-offs related to the credit card portfolio, annualized third quarter 1997 net charge-offs were 0.23 percent compared with 0.23 percent in the second quarter of 1997 and 0.28 percent in the third quarter of 1996. At September 30, 1997, the owned credit card portfolio represented 5 percent of the loan portfolio.

We do not believe that the higher levels of net charge-offs in the credit card portfolio are indicative of any significant deterioration in the credit quality of the total loan portfolio. We are carefully monitoring trends in both the commercial and consumer loan portfolios for signs of credit weakness. Additionally we have evaluated our credit policies in light of changing economic trends, and we have taken appropriate steps where necessary. All of these steps have been taken with the goals of minimizing future credit losses and deterioration and of allowing for maximum profitability.


PROVISION AND ALLOWANCE FOR LOAN LOSSES
The loan loss provision was $465 million in the first nine months of 1997 compared with $255 million in the first nine months of 1996, and in the third quarter of 1997, $155 million compared with $165 million in the second quarter of 1997 and $105 million in the third quarter of 1996. The in-crease in the loan loss provision was based primarily on current economic conditions and the increase in net charge-offs related to the level of consumer bankruptcies, an industry-wide trend that is reflected as well in our credit card portfolio.

The allowance for loan losses was $1.4 billion at September 30, 1997, and at December 31, 1996. We establish reserves based on various factors, including the results of quantitative analyses of the quality of commercial loans and commercial real estate loans. Reserves for commercial and commercial real estate loans are based principally on loan grades, historical loss rates, borrowers' creditworthiness, underlying cash flows from the project and from the borrowers, and analysis of other less quantifiable factors that might influence the portfolio. We analyze all loans in excess of $1 million that are being monitored as potential credit problems to determine whether supplemental, specific reserves are necessary. Reserves for all consumer loans are based principally on delinquencies and historical and projected loss rates.

At September 30, 1997, impaired loans, which are included in nonaccrual loans, amounted to $273 million compared with $347 million at December 31, 1996. A loan is considered to be impaired when, based on current information, it is probable that we will not receive all amounts due in accordance with the contractual terms of a loan agreement. Included in the allowance for loan losses at September 30, 1997, was $42 million related to $176 million of impaired loans. The remaining impaired loans were recorded at or below fair value. In the first nine months of 1997, the average recorded investment in impaired loans was $317 million, and $16 million of interest income was recognized on loans while they were impaired. All of this income was recognized using a cash-basis method of accounting.


GEOGRAPHIC EXPOSURE
The loan portfolio in the East Coast region of the United States is spread primarily across 82 metropolitan statistical areas with diverse economies. Atlanta, Georgia; Charlotte, North Carolina; Miami and Jacksonville, Florida; Newark, New Jersey; New York, New York; Philadelphia, Pennsylvania; and Washington, D.C., are our largest markets. Substantially all of the $11.0 billion commercial real estate portfolio at September 30, 1997, was located in our East Coast banking region.


LIQUIDITY AND FUNDING SOURCES
------------------------------------------------------------------------------
Liquidity planning and management are necessary to ensure we maintain the ability to fund operations cost-effectively and to meet current and future obligations such as loan commitments and deposit outflows. In this process we focus on both assets and liabilities and on the manner in which they combine to provide adequate liquidity to meet the corporation's needs.

Funding sources primarily include customer-based core deposits but also include purchased funds and cash flows from operations. First Union is one of the nation's largest core deposit-funded banking institutions. Our large consumer deposit base, which is spread across the economically strong South Atlantic region and high per-capita income Middle Atlantic region, creates considerable funding diversity and stability.

Asset liquidity is maintained through maturity management and through our ability to liquidate assets, primarily securities held for sale. Another significant source of asset liquidity is the ability to securitize assets such as credit card receivables and auto, home equity, student and mortgage loans. Other off-balance sheet sources of liquidity exist as well, including a mortgage servicing portfolio for which the estimated fair value exceeded book value by $88 million at September 30, 1997.


CORE DEPOSITS
Core deposits are a fundamental and cost-effective source of funding. Core deposits include savings, negotiable order of withdrawal (NOW), money market, noninterest-bearing and other consumer time deposits. Core deposits were $87.9 billion at September 30, 1997, compared with $90.1 billion at December 31, 1996. The decline largely reflected runoff that is typical following acquisitions, in addition to customers' movement into investment products.

The portion of core deposits in higher-rate, other consumer time deposits was 32 percent at September 30, 1997, and 35 percent at year-end 1996. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal, and they are less expensive to process.

Average core deposit balances were $87.0 billion in the first nine months of 1997 and $85.8 billion in the first nine months of 1996. In the first nine months of 1997 and first nine months of 1996, average noninterest-bearing deposits were 20 percent and 19 percent, respectively, of average core deposits. Average balances in savings and NOW, and noninterest-bearing deposits were higher when compared with the first nine months of 1996, while money market and other consumer time deposits were lower. Deposits can be affected by branch closings or consolidations, seasonal factors and the rates being offered compared to other investment opportunities. The NET INTEREST INCOME SUMMARIES provide additional information about average core deposits.


PURCHASED FUNDS
Purchased funds at September 30, 1997, were $31.4 billion compared with $27.8 billion at year-end 1996, largely reflecting funding needs related to the increased securities available for sale portfolio, growth in loan balances and the decrease in core deposits. Average purchased funds in the first nine months of 1997 were $29.8 billion compared with $28.7 billion in the first nine months of 1996. Purchased funds are acquired primarily through (i) our large branch network, consisting principally of $100,000 and over certificates of deposit, public funds and treasury deposits, and (ii) national market sources, consisting of relatively short-term funding sources such as federal funds, securities sold under repurchase agreements, eurodollar time deposits, short-term bank notes and commercial paper, and longer-term funding sources such as term bank notes, Federal Home Loan Bank borrowings and corporate notes.


CASH FLOWS
Cash flows from operations are a significant source of liquidity. Net cash provided from operations primarily results from net income adjusted for the following noncash accounting items: the provisions for loan losses and foreclosed properties; and depreciation and amortization. This cash was available in the first nine months of 1997 to increase earning assets, to repurchase stock, to make discretionary investments, and to reduce borrowings.


LONG-TERM DEBT
Long-term debt was 73 percent of total stockholders' equity at September 30, 1997, compared with 77 percent at year-end 1996.

Under a shelf registration statement filed with the Securities and Exchange Commission, we currently have available for issuance $2.4 billion of senior or subordinated debt securities, common stock or preferred stock. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors.


DEBT OBLIGATIONS
We have a $350 million, committed back-up line of credit that expires in December 1998. This credit facility contains financial covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used this line of credit. During the rest of 1997 $134 million of long-term debt will mature. Funds for the payment of long-term debt will come from operations or, if necessary, additional borrowings.

GUARANTEED PREFERRED BENEFICIAL INTERESTS
In January 1997 we issued $495 million of trust capital securities. As a result, $990 million of capital securities were outstanding as of September 30, 1997. A subsidiary trust of the corporation issued these capital securities, and the corporation received the proceeds by issuing junior subordinated debentures to the trust. These capital securities are considered tier 1 capital for regulatory purposes. Expenses related to the issuance of capital securities is included in sundry expense.


STOCKHOLDERS' EQUITY
The management of capital in a regulated banking environment requires a balance between maximizing leverage and return on equity to stockholders while maintaining sufficient capital levels and related ratios to satisfy regulatory requirements. We have historically generated attractive returns on equity to stockholders while maintaining sufficient regulatory capital ratios.

Total stockholders' equity was $10.7 billion at September 30, 1997, and $10.0 billion at December 31, 1996. Common shares outstanding amounted to 568 million at September 30, 1997, compared with 575 million at December 31, 1996. In the first nine months of 1997, we repurchased 24 million shares of our common stock at a cost of $1.0 billion, pursuant to a standing board of directors' authorization to repurchase up to 50 million shares of common stock. The board of directors authorized the rescinding of this stock buyback upon consummation of the Signet merger. As previously mentioned, the corporation issued 7.5 million shares of common stock in the third quarter of 1997, which added $358 million to stockholders' equity. The OUTLOOK section provides additional information about the sale of common stock.

We paid $508 million in dividends to common stockholders in the first nine months of 1997, compared with $449 million in the first nine months of 1996.

At September 30, 1997, stockholders' equity was increased by a $146 million unrealized after-tax gain related to debt and equity securities. The SECURITIES AVAILABLE FOR SALE section provides additional information about debt and equity securities.


SUBSIDIARY DIVIDENDS
Our banking subsidiaries are the largest source of parent company dividends. Capital requirements established by regulators limit dividends that these and certain other of our subsidiaries can pay. Banking regulators generally limit a bank's dividends in two principal ways: first, dividends cannot exceed the bank's undivided profits, less statutory bad debt in excess of a bank's allowance for loan losses; and second, in any year dividends may not exceed a bank's net profits for that year, plus its retained earnings from the preceding two years, less any required transfers to surplus. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, our subsidiaries had $880 million available for dividends at September 30, 1997, without prior regulatory approval. Our subsidiaries paid $896 million in dividends to the parent company in the first nine months of 1997. In addition the consolidation of our banks in our southern region and Connecticut into the North Carolina bank resulted in a reduction of capital of $835 million, which was paid to the parent company.


REGULATORY CAPITAL
Federal banking regulations require that bank holding companies and their subsidiary banks maintain minimum levels of capital. These banking regulations measure capital using three formulas relating to tier 1 capital, total capital and leverage capital. The minimum level for the ratio of total capital to risk-weighted assets (including certain off-balance sheet financial instruments, such as standby letters of credit and interest rate swaps) is currently 8 percent. At least half of total capital is to be composed of common equity, retained earnings and a limited amount of qualifying preferred stock, less certain intangible assets (tier 1 capital). The rest may consist of a limited amount of subordinated debt, nonqualifying preferred stock and a limited amount of the loan loss allowance (together with tier 1 capital, total capital). At September 30, 1997, the tier 1 and total capital ratios were 8.18 percent and 13.72 percent, respectively, compared with 7.33 percent and 12.33 percent at December 31, 1996.

In addition the Federal Reserve Board has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets equal to 3 percent for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies are generally required to maintain a leverage ratio of at least 4 to 5 percent. The leverage ratio at September 30, 1997, was 6.53 percent and at December 31, 1996, it was 6.13 percent.

The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has indicated it will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised us of any specific minimum leverage ratio applicable to us.

Each subsidiary bank is subject to similar capital requirements. None of our subsidiary banks has been advised of any specific minimum capital ratios applicable to it.

The regulatory agencies also have adopted regulations establishing capital tiers for banks. Banks in the highest capital tier, or well capitalized, must have a leverage ratio of 5 percent, a tier 1 capital ratio of 6 percent and a total capital ratio of 10 percent. At September 30, 1997, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. We expect to maintain these ratios at the required levels by the retention of earnings and, if necessary, the issuance of additional capital. Failure to meet certain capital ratio or leverage ratio requirements could subject a bank to a variety of enforcement remedies, including termination of deposit insurance by the FDIC. First Union Home Equity Bank, N.A., First Union Trust Company, N.A., and First Union Direct Bank, N.A., are not deposit-taking banks.

The ACCOUNTING AND REGULATORY MATTERS section provides more information about proposed changes in risk-based capital standards. The OUTLOOK and the ACCOUNTING AND REGULATORY MATTERS Sections provide additional information about the consolidation of our regional banks.


INTEREST RATE RISK MANAGEMENT
------------------------------------------------------------------------------
Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit-activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

The Credit/Market Risk Committee of the corporation's board of directors reviews overall interest rate risk management activity. The Funds Management Committee of the corporation oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

This year we modified our methodology for measuring exposure to interest rate risk for policy measurement. This change in methodology is intended to ensure we include a sufficiently broad range of rate scenarios and pattern of rate movements that we believe to be reasonably possible. The fundamental difference between our previous and our new methodologies is in the absolute amount of change in interest rates we incorporate in our alternative scenarios and the rapidity with which these rate changes occur. Previously we measured the impact of which 100 basis point rate changes over a three-month period had on earnings per share over the subsequent 12 months. Our new methodology uses 200 basis point changes over a 12-month period. We retained our 5 percent policy limit described below because our change in methodology was in-tended to focus on the pattern of rate change rather than on the average amount of change in rates between the two methodologies.

We use two separate measures that each include three standard scenarios in analyzing interest rate sensitivity for policy measurement. Each of these measures compares our forecasted earnings per share in both a "high rate" and "low rate" scenario to a base-line scenario. The base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the most current 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from high rate or low rate scenarios is 5 percent. The policy limit applies to both the "most likely" rate scenario and the flat rate scenario. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

Our October 1997 estimate for future short-term interest rates includes an average federal funds rate rising from 5.62 percent in November 1997 to 5.75 percent by September 1998, then declining to 5.66 percent by December 1998. Our flat rate scenario holds the federal funds rate at 5.50 percent over this same horizon. Based on the October outlook, if interest rates were to rise 200 basis points above the estimated "most likely" rate scenario (i.e. follow the high rate scenario), the model indicates that earnings during the policy measurement period would be negatively affected by 1.4 percent. Our model indicates that earnings would benefit by 0.9 percent in our low-rate scenario (i.e., a 200 basis point decline in short-term rates from our "most likely" scenario). Our model indicates that a 200 basis point rise in rates from a flat rate scenario is less detrimental than the same rise from our most likely scenario.

In addition to the three standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios and time periods. These alternate "what-if" scenarios may include interest rate paths both higher, lower and more volatile than those used for policy measurement and extend to periods beyond the policy measurement period.

While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings and implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, management will continue to formulate strategies to protect earnings from the potential negative effects of changes in interest rates.


OFF-BALANCE SHEET DERIVATIVES FOR INTEREST RATE RISK MANAGEMENT
As part of our overall interest rate risk management strategy, for many years we have used off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate sensitivity management include interest rate swaps, futures and options with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for rate sensitivity management will not have any significant unintended effect on corporate earnings. As a matter of policy we do not use highly leveraged derivative instruments for interest rate risk management. The impact of derivative products on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.

Our overall goal is to manage our rate sensitivity such that earnings are not adversely affected materially whether rates go up or down. As a result of interest rate fluctuations, off-balance sheet transactions (and securities) will from time to time develop unrealized appreciation or depreciation in market value when compared with their cost. The impact on net interest income attributable to these off-balance sheet transactions, all of which are linked to specific financial instruments as part of our overall interest rate risk management strategy, will generally be off-set by net interest income from on-balance sheet assets and liabilities. The important consideration is not the shifting of unrealized appreciation or depreciation between and among on- and off-balance sheet instruments, but the prudent management of interest rate sensitivity so that corporate earnings are not unduly at risk as interest rates move up or down.

Despite significant year-to-year fluctuations in the market value of both on- and off-balance sheet positions and related fluctuations in net interest income contribution from these positions, tax-equivalent net interest income continued to increase. This is the outcome we strive to achieve in using portfolio securities and off-balance sheet products to balance the income effects of core loans and deposits from changing interest rate environments.

The fair value appreciation of off-balance sheet derivative financial instruments used to manage our interest rate sensitivity was $280 million at September 30, 1997, compared with fair value appreciation of $188 million at December 31, 1996.

The carrying amount of financial instruments used for interest rate risk management includes amounts for deferred gains and losses related to terminated positions. The amount of deferred gains and losses was $9 million and $11 million, respectively, at September 30, 1997. Net losses of $11 million will reduce net interest income in 1997, and gains of $9 million will increase net interest income in 1998.

Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure.

In addition our policy is to require that all swaps and options be governed by an International Swaps and Derivatives Association Master Agreement. Bilateral collateral arrangements are in place for substantially all dealer counterparties used in our Asset/Liability Management activities. Derivative collateral arrangements for dealer transactions and trading activities are based on established thresholds of acceptable credit risk by counterparty. Thresholds are determined based on the strength of the individual counterparty, and they are bilateral. As of September 30, 1997, the total credit risk in excess of thresholds was $181 million. The fair value of collateral held was 111 percent of the total credit risk in excess of thresholds. For nondealer transactions the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.


ACCOUNTING AND REGULATORY MATTERS
------------------------------------------------------------------------------
Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards and disclosure requirements for the way companies report information about operating segments, including related product information, both in annual and interim reports issued to stockholders. Operating segments are components of a company about which separate financial information is available and which are used in determining resource allocations and performance results. Information such as segment net earnings, appropriate revenue and expense items and certain balance sheet items are required to be presented, and such amounts are required to be reconciled to the company's combined financial information. Certain information related to this Standard is included in the BUSINESS SEGMENTS section. The corporation will assess the methodologies and reporting for compliance with the Standard. This Standard is effective for financial statements issued for periods ending after December 31, 1997, including interim periods.

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and the presentation of comprehensive income, which is divided into net income and other comprehensive income. Other comprehensive income items are to be classified by their nature and by their related accumulated balances in the appropriate financial statements of a company. Generally, other comprehensive income includes transactions not typically recorded as a component of net income such as foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain debt and equity securities. This Standard requires that such items be presented with equal prominence on a comparative basis in the appropriate financial statements for fiscal years beginning after December 15, 1997.

Statement of Financial Accounting Standards No. 128,"Earnings per Share," establishes standards for computing and presenting earnings per share ("EPS"). This Standard replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the statement of income for entities with complex capital structures, and it requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

Basic EPS excludes dilution, and it is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

This Standard is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This Standard requires restatement of all prior-period EPS data presented. Currently, the difference between the Corporation's basic and fully diluted EPS is less than three percent.

Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended, (i) sets forth the criteria for (a) determining when to recognize financial and servicing assets and liabilities; and (b) accounting for transfers of financial assets as sales or borrowings; and (ii) requires (a) liabilities and derivatives related to a transfer of financial assets to be recorded at fair value; (b) servicing assets and retained interests in transferred assets carrying amounts be determined by allocating carrying amounts based on fair value; (c) amortization of servicing assets and liabilities be in proportion to net servicing income; (d) impairment measurement be based on fair value; and
(e) pledged financial assets be classified as collateral. This Standard provides implementation guidance for assessing isolation of transferred assets and for accounting for transfers of partial interests, servicing of financial assets, securitizations, transfers of sales-type and direct financing lease receivables, securities lending transactions, repurchase agreements including dollar rolls, wash sales, loan syndications and participations, risk participations in banker's acceptances, factoring arrangements, transfers of receivables with recourse and extinguishments of liabilities.

This Standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except that the Standard will be effective for transfers of financial assets and transactions related to repurchase agreements, dollar rolls, securities lending and the like, occurring after December 31, 1997, and it is to be applied prospectively. The corporation adopted the appropriate provisions of the Standard on January 1, 1997, and they have not been material. The effect of the adoption of the remainder of the provisions on January 1, 1998, is not expected to be material to the corporation.

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), among other provisions, imposes liability on a bank insured by the FDIC for certain obligations to the FDIC incurred in connection with other insured banks under common control with such bank.

The Federal Deposit Insurance Corporation Improvement Act, among other things, requires a revision of risk-based capital standards. The new standards are required to incorporate interest rate risk, concentration of credit risk and the risks of nontraditional activities and to reflect the actual performance and expected risk of loss of multifamily mortgages. The RISK-BASED CAPITAL section provides information on risk assessment classifications.

Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (IBBEA) authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning September 27, 1995. Beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states opt out of interstate branching between the date of enactment of IBBEA and May 31, 1997. IBBEA further provides that a state may enact laws permitting interstate merger transactions before June 1, 1997. Certain states in which First Union conducts banking operations have enacted such legislation. Information about First Union's consolidation under this legislation is in the OUTLOOK section.

Various other legislative and accounting proposals concerning the banking industry are pending in Congress and with the Financial Accounting Standards Board, respectively. Given the uncertainty of the proposal process, we cannot assess the impact of any such proposals on our financial condition or results of operations.

TABLE 1
CONSOLIDATED SUMMARIES OF INCOME, PER COMMON SHARE AND BALANCE SHEET DATA
--------------------------------------------------------------------------------




                                                                      TWELVE                   1997                        1996
                                                                      MONTHS       ----------------------------    ----------------
                                                                       ENDED
                                                                      SEPT. 30,    THIRD     SECOND      FIRST      FOURTH  THIRD
(IN MILLIONS, EXCEPT PER SHARE DATA)                                    1997      QUARTER    QUARTER    QUARTER    QUARTER  QUARTER
----------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED SUMMARIES OF INCOME
Interest income                                                       $  9,991      2,579      2,559      2,418      2,435    2,423
                                                                       -------      ------    -------    --------    ------  -------
Interest income (a)                                                   $ 10,057      2,595      2,576      2,434      2,452    2,440
Interest expense                                                         4,766      1,236      1,219      1,131      1,180    1,158
                                                                        -------     ------------------------------------------------
Net interest income (a)                                                  5,291      1,359      1,357      1,303      1,272    1,282
Provision for loan losses                                                  585        155        165        145        120      105
                                                                       -------      ----------------------------------------------
Net interest income after provision for loan losses (a)                  4,706      1,204      1,192      1,158      1,152    1,177
Securities available for sale transactions                                  23          3          5          4         11        2
Investment security transactions                                             4          2          1       --            1     --
Noninterest income                                                       2,935        764        749        749        673      598
SAIF special assessment (b)                                               --         --         --         --         --        133
Noninterest expense                                                      4,642      1,178      1,182      1,169      1,113    1,078
                                                                      ---------    ------------------------------------------------
Income before income taxes (a)                                           3,026        795        765        742        724      566
Income taxes                                                             1,039        274        263        255        247      192
Tax-equivalent adjustment                                                   66         16         17         16         17       17
                                                                      --------     ------------------------------------------------
Net income                                                               1,921        505        485        471        460      357
Dividends on preferred stock                                                 1       --         --         --            1        1
                                                                      -------------------------------------------------------------
Net income applicable to common stockholders                          $  1,920        505        485        471        459      356
                                                                      -------------------------------------------------------------

PER COMMON SHARE DATA
Net income                                                            $   3.42       0.90       0.87       0.83       0.82     0.65
Cash dividends                                                        $   1.19       0.32       0.29       0.29       0.29     0.29
Average common shares (IN THOUSANDS)                                      --      561,595    560,900    565,106    556,595  548,002
Average common stockholders' equity (c)
  Quarter-to-date                                                     $   --       10,128      9,773      9,761      9,314    8,905
  Year-to-date                                                            --        9,889      9,767      9,761      9,079    9,000
Common stock price
  High                                                                 50 11/16  50 11/16     47 7/8     47 3/4     38 1/2    33 7/8
  Low                                                                  45 7/8    45 7/8       39 1/8     36 5/8     33 1/2    30 1/2
  Period-end                                                          $50 1/16   50 1/16      46 1/4     40 1/2     37        33 3/8
    To earnings ratio (d)                                              14.64 X   14.64        14.59       13.21      13.86    13.62
    To book value                                                        265 %     265          260         240        213      209
Book value                                                            $ 18.86    18.86        17.79       16.93      17.41    15.97

BALANCE SHEET DATA
Assets                                                                 143,904  143,904     142,942     136,730    140,127   133,882
Long-term debt                                                        $  7,819    7,819       7,258       7,604      7,660     7,332
                                                                     ---------  --------   ---------   ---------   --------  -------

(a) Tax-equivalent
(b) The SAIF special assessment amounted to $86 million after tax in the third quarter of 1996
(c) Quarter-to-date and year-to-date average common stockholders' equity excludes average net unrealized gains or losses on debt and equity securities
(d) Based on net income applicable to common stockholders

TABLE 2
BUSINESS SEGMENTS
-------------------------------------------------------------------------------
                                                                           1997
                                                                        -------
                                                   THIRD       SECOND    FIRST
(IN MILLIONS)                                     QUARTER     QUARTER   QUARTER
-------------------------------------------------------------------------------


CONSUMER BANK
Income statement data
  Net interest income                                $   797       760       734
  Provision for loan losses                              141       153       136
  Noninterest income                                     296       263       310
  Noninterest expense                                    575       572       567
  Income tax expense                                     137       109       124
                                                     -------    -------  -------

  Net income applicable to common stockholders       $   240       189       217
                                                     -------    -------  -------

Performance and other data
  Return on average attributed common equity (a)       35.79%    28.48     33.21
  Average loans, net                                 $51,125    51,711    52,306
  Average deposits                                    66,110    65,726    66,182
  Average attributed common equity                   $ 2,651     2,668     2,645
                                                    -------    -------  -------


CAPITAL MANAGEMENT
Income statement data
  Net interest income                                $    38        36        37
  Provision for loan losses                             --        --        --
  Noninterest income                                     216       212       209
  Noninterest expense                                    193       197       197
  Income tax expense                                      22        19        18
                                                     -------    -------  -------

  Net income applicable to common stockholders       $    39        32        31
                                                     -------    -------  -------

Performance and other data
  Return on average attributed common equity (a)       32.48%    27.64     26.54
  Average loans, net                                 $ 2,151     2,025     1,934
  Average deposits                                     3,189     3,206     3,294
  Average attributed common equity                   $   471       471       470

                                                     -------    -------  -------

COMMERCIAL BANK
Income statement data
  Net interest income                                $   346       360       350
  Provision for loan losses                                9         8         8
  Noninterest income                                      73        62        64
  Noninterest expense                                    229       228       226
  Income tax expense                                      66        68        66
                                                     -------    -------  -------

  Net income applicable to common stockholders       $   115       118       114
                                                     -------    -------  -------

Performance and other data
  Return on average attributed common equity (a)       20.51%    20.94     20.24
  Average loans, net                                 $26,278    27,001    27,281
  Average deposits                                    16,771    17,241    17,776
  Average attributed common equity                   $ 2,226     2,272     2,297
                                                     -------    -------  -------


                                                                     (Continued)

TABLE 2
BUSINESS SEGMENTS
------------------------------------------------------------------------------------------------------------

                                                                                                       1997
                                                                     ---------------------------------------

                                                                         THIRD        SECOND          FIRST
(IN MILLIONS)                                                          QUARTER       QUARTER        QUARTER
------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                             $         94           104             83
  Provision for loan losses                                                  4            (1)            (2)
  Noninterest income                                                       167           214            158
  Noninterest expense                                                      147           147            140
  Income tax expense                                                        40            63             38
------------------------------------------------------------------------------------------------------------
  Net income applicable to common stockholders                    $         70           109             65
------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed common equity (a)                         21.40%        34.05          22.73
  Average loans, net                                              $     13,565        13,416         11,525
  Average deposits                                                       3,650         3,902          3,557
  Average attributed common equity                                $      1,298         1,291          1,165
------------------------------------------------------------------------------------------------------------

TREASURY/NONBANK
Income statement data
  Net interest income                                             $         68            80             83
  Provision for loan losses                                                  1             5              3
  Noninterest income                                                        17             4             12
  Noninterest expense                                                       34            38             39
  Income tax expense                                                         9             4              9
------------------------------------------------------------------------------------------------------------
  Net income applicable to common stockholders                    $         41            37             44
------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed common equity (a)                          4.67%         4.83           5.60
  Average loans, net                                              $        883         1,143          1,572
  Average deposits                                                       1,597         2,901          1,887
  Average attributed common equity                                $      3,482         3,071          3,184
------------------------------------------------------------------------------------------------------------

CONSOLIDATED
Income statement data
  Net interest income                                             $      1,343         1,340          1,287
  Provision for loan losses                                                155           165            145
  Noninterest income                                                       769           755            753
  Noninterest expense                                                    1,178         1,182          1,169
  Income tax expense                                                       274           263            255
------------------------------------------------------------------------------------------------------------
  Net income applicable to common stockholders                    $        505           485            471
------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed common equity (a)                         19.78%        19.90          19.58
  Average loans, net                                              $     94,002        95,296         94,618
  Average deposits                                                      91,317        92,976         92,696
  Average attributed common equity                                $     10,128         9,773          9,761
------------------------------------------------------------------------------------------------------------


(a) Annualized. Average attributed common equity excludes average net unrealized gains or losses on debt and equity securities.

TABLE 3
INTERNAL CAPITAL GROWTH AND DIVIDEND PAYOUT RATIOS
-------------------------------------------------------------------------------


                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                          1997             1996
                                         ------------------  --------------------------  ------------------

                                                              THIRD     SECOND   FIRST   FOURTH    THIRD
                                         1997          1996  QUARTER   QUARTER  QUARTER  QUARTER  QUARTER
-----------------------------------------------------------------------------------------------------------

INTERNAL CAPITAL GROWTH (a)
Assets to stockholders' equity             14.00 X     14.69   13.71   14.41   13.90   14.60     15.08
                     X
Return on assets                            1.41 %      1.04    1.43    1.39    1.42    1.35      1.06
                                           -------     -----   -----   -----   -----   -----     ------
Return on total stockholders' equity (b)   19.75 %     15.19   19.78   19.90   19.58   19.59     15.83
                     X
Earnings retained                          65.38 %     55.93   64.44   66.67   65.06   64.61     55.78
                                           -------     -----   -----   -----   -----   -----     ------

Internal capital growth (b)                12.92 %      8.50   12.75   13.27   12.74   12.66      8.83
                                           -------     -----   -----   -----   -----   -----    ------

DIVIDEND PAYOUT RATIOS ON
Operating earnings
  Common shares                            34.62 %     34.76   35.56   33.33   34.94   35.37     35.80
  Preferred and common shares              34.62 %     35.06   35.56   33.33   34.94   35.39     35.65
Net income
  Common shares                            34.62 %     43.78   35.56   33.33   34.94   35.37     44.62
  Preferred and common shares              34.62 %     44.07   35.56   33.33   34.94   35.39     44.22
                                           -------     -----   -----   -----   -----   -----     ------

Return on common stockholders'
  equity (b) (c)                           19.75 %     15.30   19.78   19.90   19.58   19.63     15.91
                                           -------     -----   -----   -----   -----   -----    ------


(a) Based on average balances and net income.
(b) The determination of these ratios exclude average net unrealized gains or losses on debt and equity securities.
(c) Based on average balances and net
    income applicable to common stockholders.



TABLE 4
SELECTED QUARTERLY DATA
-----------------------------------------------------------------------------


                                                         1997                  1996
                                   ----------------------------     -------------------

                                  THIRD        SECOND   FIRST       FOURTH     THIRD
(DOLLARS IN MILLIONS)             QUARTER     QUARTER   QUARTER     QUARTER   QUARTER
---------------------------------------------------------------------------------------

FIRST UNION MORTGAGE CORPORATION
  PERMANENT LOAN ORIGINATIONS
  Residential
    Direct (a)                     $ 1,043     1,039       838       855       883
    Wholesale                          981       691       780       356       --
                                  -------      -------   ------    -----   --------
        Total                      $ 2,024     1,730     1,618     1,211       883
                                  -------      -------   ------    -----   --------

  VOLUME OF RESIDENTIAL
    LOANS SERVICED                 $52,032    52,123    51,561    50,762    46,370
                                  -------      -------   ------    -----   --------

FIRST UNION CORPORATION
  OTHER DATA
  ATMs                               2,492     2,479     2,441     2,429     2,313
  Employees                         43,738    43,869    44,450    44,333    45,116
                                   -------      -------   ------    -----   --------

(a)  Includes originations of affiliated banks.

TABLE 5
SECURITIES AVAILABLE FOR SALE
-------------------------------------------------------------------------------


                                                                                               SEPTEMBER 30, 1997
                                              ----------------------------------------------------------------------


                                                                            GROSS UNREALIZED              AVERAGE
                           1 YEAR        1-5   5-10    AFTER 10              -----------------AMORTIZED  MATURITY
(IN MILLIONS)               OR LESS     YEARS  YEARS    YEARS    TOTAL     GAINS     LOSSES      COST    IN YEARS
--------------------------------------------------------------------------------------------------------------------

MARKET VALUE
U.S. Treasury                 $  157      655    1,382      119    2,313      (64)        1    2,250       7.98
U.S. Government agencies           1    2,068    8,995        4   11,068     (150)        4   10,922       6.17
CMOs                              17    1,161     --       --      1,178       (9)        8    1,177       3.51
State, county and municipal     --          1       18       62       81     --        --         81      17.47
Other                             50    1,116      128      756    2,050      (35)       10    2,025       4.30
                               -----   ------    -----   ------    ------    -----   ------   -----       -----

        Total                 $  225    5,001   10,523      941    16,690     (258)       23   16,455       6.13
                               -----   ------    -----   ------    ------    -----   ------    -----      -------

MARKET VALUE
Debt securities               $  225    5,001   10,523      237     15,986     (240)       22   15,768
Sundry securities               --       --       --        704        704      (18)        1      687
                              -----   ------    -----   ------    ------       -----   ------   ------

        Total                 $  225    5,001   10,523      941     16,690     (258)       23   16,455
                               -----   ------    -----     ------    ------    -----   ------  -------

AMORTIZED COST
Debt securities               $  225    4,953   10,351      239     15,768
Sundry securities               --       --       --        687        687
                              -----   ------    -----     ------    ------
        Total                 $  225    4,953   10,351      926     16,455
                              -----   ------    -----     ------    ------

WEIGHTED AVERAGE YIELD
U.S. Treasury                  6.02 %   6.16      7.02     7.00       6.70
U.S. Government agencies       4.71     7.12      7.13     6.67       7.13
CMOs                          10.90     7.43      --       --         7.48
State, county and municipal             6.58      6.59     6.46       6.49
Other                          6.91     6.06      7.30     6.21       6.21
Consolidated                   6.59 %   6.83      7.12     6.33       6.98
                              -----   ------     -----   ------      ------

Included in "U.S. Government agencies" and "Other" at September 30, 1997, are $1.2 billion of securities that are denominated in currencies other than the U.S. dollar. The currency exchange rates were hedged utilizing both on- and off-balance sheet instruments to minimize the exposure to currency revaluation risks. At September 30, 1997, these securities had a weighted average maturity of 3.31 years and a weighted average yield of 5.58 percent. The weighted average U.S. equivalent yield for comparative purposes of these securities was 7.35 percent based on a weighted average funding cost differential of (1.77) percent.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at September 30, 1997. Average maturity in years excludes preferred and common stocks and money market funds.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.5 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.5 percent in Connecticut. There were commitments to purchase securities at a cost of $274 million that had a market value of $274 million at September 30, 1997. There were commitments to sell securities at a cost of $448 million that had a market value of $449 million at September 30, 1997. Gross gains and losses from sales are accounted for on a trade date basis. Gross gains and losses realized on the sale of debt securities for the nine months ended September 30, 1997, were $31 million and $38 million, respectively. Gross gains realized on the sale of sundry securities were $19 million.

TABLE 6
INVESTMENT SECURITIES
-------------------------------------------------------------------------------


                                                                                            SEPTEMBER 30, 1997
                              --------------------------------------------------------------------------------

                                                                                                     AVERAGE
                              1 YEAR     1-5   5-10   AFTER 10        GROSS UNREALIZED MARKET       MATURITY

(IN MILLIONS)                OR LESS   YEARS   YEARS   YEARS   TOTAL   GAINS   LOSSES     VALUE    IN YEARS
--------------------------------------------------------------------------------------------------------------

CARRYING VALUE
U.S. Government agencies      $  --     642     425       1   1,068      26      (1)     1,093       4.99
CMOs                             39     358     --      --      397       9      --        406       2.90
State, county and municipal      55     188     160     336     739     108      --        847       8.45
Other                            --      17       3      44      64        2     --         66       9.55
                             ------   -----    ----    ----   ------    -----  -----     -----     -------

        Total                 $  94   1,205     588     381   2,268     145      (1)      2,412       5.85
                             ------   -----    ----    ----   ------    -----  -----     -----     -------

CARRYING VALUE
Debt securities               $  94   1,205     588     364   2,251     145      (1)      2,395
Sundry securities                --      --      --      17      17      --      --          17
                               ------   -----    ----    ----   ------    -----  -----     -----

        Total                 $  94   1,205     588     381   2,268     145      (1)      2,412
                               ------   -----    ----    ----   ------    -----  -----    -----

MARKET VALUE
Debt securities               $  96   1,242     622     435      2,395
Sundry securities                --      --      --      17         17
                              ----- -------    -----    ----     -----
        Total                 $  96   1,242     622     452      2,412
                              -----  ------     ----    ----     -----

WEIGHTED AVERAGE YIELD
U.S. Government agencies        -  %   7.80    7.08     8.19       7.51
CMOs                           7.52    7.65      --       --       7.64
State, county and municipal   10.70   10.77   11.74    11.82      11.46
Other                             -    7.50    8.93     8.19       8.04
Consolidated                   9.38%   8.21    8.35    11.39       8.83
                              ------   -----    ----    ----     ------

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The aging of mortgage-backed securities is based on their weighted average maturities at September 30, 1997.

Yields related to securities exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.5 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina;
6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.5 percent in Connecticut.

There were no commitments to purchase or sell investment securities at September 30, 1997. Gross gains from sales are accounted for on a trade date basis. Gross gains realized on the sale of sundry securities for the nine months ended September 30, 1997, were $3 million. There were no gains or losses on debt securities.




TABLE 7
LOANS
----------------------------------------------------------------------------------------------------------------------

                                                                                       1997                      1996
                                                      --------------------------------------  ------------------------

                                                          THIRD        SECOND         FIRST       FOURTH        THIRD
(IN MILLIONS)                                           QUARTER       QUARTER       QUARTER      QUARTER      QUARTER
----------------------------------------------------------------------------------------------------------------------

COMMERCIAL
Commercial, financial and agricultural             $     24,856        25,018        24,357       23,639       23,791
Real estate - construction and other                      2,303         2,460         2,600        2,674        2,832
Real estate - mortgage                                    8,735         8,980         9,245        9,504        9,456
Lease financing                                           6,839         6,724         5,464        4,852        4,255
Foreign                                                   1,305         1,393         1,089        1,085          925
----------------------------------------------------------------------------------------------------------------------
        Total commercial                                 44,038        44,575        42,755       41,754       41,259
----------------------------------------------------------------------------------------------------------------------

RETAIL
Real estate - mortgage                                   25,837        26,400        27,144       28,683       26,603
Installment loans - Bankcard (a)                          5,062         5,418         5,387        5,551        5,450
Installment loans - other                                19,052        19,275        19,001       18,596       17,964
Vehicle leasing                                           4,005         3,858         3,704        3,480        3,118
----------------------------------------------------------------------------------------------------------------------
        Total retail                                     53,956        54,951        55,236       56,310       53,135
----------------------------------------------------------------------------------------------------------------------
        Total loans                                      97,994        99,526        97,991       98,064       94,394
----------------------------------------------------------------------------------------------------------------------

UNEARNED INCOME
Loans                                                       540           528           511          488          440
Lease financing                                           2,550         2,587         1,993        1,718        1,434
----------------------------------------------------------------------------------------------------------------------
        Total unearned income                             3,090         3,115         2,504        2,206        1,874
----------------------------------------------------------------------------------------------------------------------
        Loans, net                                 $     94,904        96,411        95,487       95,858       92,520
----------------------------------------------------------------------------------------------------------------------



(a) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.



TABLE 8
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                        1997                    1996
                                                                        -------------------------------------  ---------------------

                                                                            THIRD        SECOND        FIRST      FOURTH       THIRD
(IN MILLIONS)                                                             QUARTER       QUARTER      QUARTER     QUARTER     QUARTER
------------------------------------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES
Balance, beginning of quarter                                      $      1,370         1,366        1,365       1,377        1,416
Provision for loan losses                                                   155           165          145         120          105
Allowance of loans acquired or sold, net                                      -            -             -          42            -
Loan losses, net                                                           (155)         (161)        (144)       (174)        (144)
------------------------------------------------------------------------------------------------------------------------------------
Balance, end of quarter                                            $      1,370         1,370        1,366       1,365        1,377
------------------------------------------------------------------------------------------------------------------------------------
(as a % of loans, net)                                                     1.44%         1.42         1.43        1.42         1.49
------------------------------------------------------------------------------------------------------------------------------------
(as a % of nonaccrual and restructured loans)                               224%          223          199         204          188
------------------------------------------------------------------------------------------------------------------------------------
(as a % of nonperforming assets)                                            194%          194          175         179          167
------------------------------------------------------------------------------------------------------------------------------------

LOAN LOSSES
Commercial, financial and agricultural                            $         18             13          13           31           25
Real estate - commercial construction and mortgage                           7              6           7            7           11
Real estate - residential mortgage                                           7             13           8            6            5
Installment loans - Bankcard                                               113            117         105           93           97
Installment loans - Bankcard special adjustment (a)                          -              -           -           34            -
Installment loans - other and Vehicle leasing                               37             38          36           41           38
------------------------------------------------------------------------------------------------------------------------------------
        Total                                                              182            187         169          212          176
------------------------------------------------------------------------------------------------------------------------------------

LOAN RECOVERIES
Commercial, financial and agricultural                                       9              8          11           12            9
Real estate - commercial construction and mortgage                           2              3           1            3            2
Real estate - residential mortgage                                           -              -           -            1            -
Installment loans - Bankcard                                                 9              7           6           15           13
Installment loans - other and Vehicle leasing                                7              8           7            7            8
------------------------------------------------------------------------------------------------------------------------------------
        Total                                                               27             26          25           38           32
------------------------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                          $        155            161         144          174          144
------------------------------------------------------------------------------------------------------------------------------------
(as % of average loans, net) (b)                                          0.66%          0.68         0.61        0.75         0.64
------------------------------------------------------------------------------------------------------------------------------------
(as % of average loans, net, excluding Bankcard) (b)                      0.23%          0.23         0.20        0.29         0.28
------------------------------------------------------------------------------------------------------------------------------------

NONPERFORMING ASSETS
Nonaccrual loans
  Commercial loans                                                $        198           202          221         218          294
  Commercial real estate loans                                              85            98          111         118          137
  Consumer real estate loans                                               186           181          214         199          186
  Installment loans                                                        140           133          128         120          110
------------------------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                             609           614          674         655          727
Restructured loans                                                           1             2           11          14            3
Foreclosed properties                                                       94            92           93          94           95
------------------------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                                $        704           708          778         763          825
------------------------------------------------------------------------------------------------------------------------------------
(as % of loans, net and foreclosed properties)                            0.74%         0.73         0.81        0.80         0.89
------------------------------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days                                   $        229           249          283         290          291
------------------------------------------------------------------------------------------------------------------------------------


(a) Installment loans - Bankcard includes a fourth quarter 1996 one-time charge-off related to an anticipated regulatory change which would reduce the period delinquent loans could be held before charge-off.
(b)  Annualized.

Any loans classified by regulatory examiners as loss, doubtful, substandard or special mention that have not been disclosed herein or under the "Loans" or "Asset Quality" narrative discussions do not (i) represent or result from trends or uncertainties that management expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.



TABLE 9
INTANGIBLE ASSETS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                             1997                      1996
                                                            --------------------------------------  ------------------------

                                                                THIRD        SECOND         FIRST       FOURTH        THIRD
(IN MILLIONS)                                                 QUARTER       QUARTER       QUARTER      QUARTER      QUARTER
----------------------------------------------------------------------------------------------------------------------------

MORTGAGE AND OTHER SERVICING ASSETS                      $        280           263           234          199          134
----------------------------------------------------------------------------------------------------------------------------

CREDIT CARD PREMIUM                                      $         26            29            32           35           38
----------------------------------------------------------------------------------------------------------------------------

OTHER INTANGIBLE ASSETS
Goodwill                                                 $      2,243         2,278         2,308        2,359        1,867
Deposit base premium                                              450           480           510          479          500
Other                                                               8             7             9           11           12
----------------------------------------------------------------------------------------------------------------------------
        Total                                            $      2,701         2,765         2,827        2,849        2,379
----------------------------------------------------------------------------------------------------------------------------





TABLE 10
FORECLOSED PROPERTIES
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                    1997                      1996
                                                                   --------------------------------------  ------------------------

                                                                       THIRD        SECOND         FIRST       FOURTH        THIRD
(IN MILLIONS)                                                        QUARTER       QUARTER       QUARTER      QUARTER      QUARTER
-----------------------------------------------------------------------------------------------------------------------------------

Foreclosed properties                                            $       110           109           110          111          112
-----------------------------------------------------------------------------------------------------------------------------------

Allowance for foreclosed properties, beginning of quarter                 17            17            17           17           20
Provision for foreclosed properties                                        -             1             -            2            -
Dispositions, net                                                         (1)           (1)            -           (2)          (3)
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for foreclosed properties, end of quarter                       16            17            17           17           17
-----------------------------------------------------------------------------------------------------------------------------------
Foreclosed properties, net                                       $        94            92            93           94           95
-----------------------------------------------------------------------------------------------------------------------------------


TABLE 11
DEPOSITS
------------------------------------------------------------------------------------------------------------------------------------

                                                                                       1997                      1996
                                                      --------------------------------------  ------------------------

                                                          THIRD        SECOND         FIRST       FOURTH        THIRD
(IN MILLIONS)                                           QUARTER       QUARTER       QUARTER      QUARTER      QUARTER
----------------------------------------------------------------------------------------------------------------------

CORE DEPOSITS
Noninterest-bearing                                $     18,963        19,033        18,275       18,632       18,008
Savings and NOW accounts                                 27,066        27,040        27,097       26,693       25,009
Money market accounts                                    13,434        12,917        13,061       13,468       13,019
Other consumer time                                      28,408        29,235        30,114       31,284       30,086
----------------------------------------------------------------------------------------------------------------------
        Total core deposits                              87,871        88,225        88,547       90,077       86,122
Foreign                                                     728         1,683           866        1,854        2,303
Other time                                                3,091         3,026         2,990        2,884        3,019
----------------------------------------------------------------------------------------------------------------------
        Total deposits                             $     91,690        92,934        92,403       94,815       91,444
----------------------------------------------------------------------------------------------------------------------



TABLE 12
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE
--------------------------------------------------------------------------------

                                                             SEPTEMBER 30, 1997
                                                        ------------------------

                                                     TIME             OTHER
(IN MILLIONS)                                   CERTIFICATES          TIME
--------------------------------------------------------------------------------

MATURITY OF
3 months or less                            $        2,941                -
Over 3 months through 6 months                       1,233                -
Over 6 months through 12 months                      1,018                -
Over 12 months                                       1,661                -
-------------------------------------------------------------------------------
        Total                               $        6,853                -
-------------------------------------------------------------------------------



TABLE 13
LONG-TERM DEBT
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                 1997                      1996
                                                                   -----------------------------------  ------------------------

                                                                    THIRD        SECOND         FIRST       FOURTH        THIRD
(IN MILLIONS)                                                     QUARTER       QUARTER       QUARTER      QUARTER      QUARTER
--------------------------------------------------------------------------------------------------------------------------------

DEBENTURES AND NOTES ISSUED BY THE PARENT COMPANY
7-1/2% debentures, due December 1, 2002                           $    -             16            16           16           16
Notes
  Floating rate extendible, due June 15, 2005                          10            10            10           10           10
  6.60%, due June 15, 2000                                            249           249             -            -            -
  Floating rate, due February 24, 1998                                300           300           300          300          300
  6-3/4%, due January 15, 1998                                        250           250           250          250          249
Subordinated notes
  7.18%, due April 15, 2011                                            59            59            59           59           59
  8%, due August 15, 2009                                             149           149           149          149          149
  6-3/8%, due January 15, 2009                                        148           148           148          148          148
  6%, due October 30, 2008                                            198           198           198          197          197
  7-1/2%, due  July 15, 2006                                          298           298           297          297          297
  7%, due March 15, 2006                                              199           198           198          198          198
  6-7/8%, due September 15, 2005                                      249           249           249          249          249
  7.05%, due August 1, 2005                                           248           248           248          248          248
  6-5/8%, due July 15, 2005                                           248           248           248          248          248
  8.77%, due November 15, 2004                                        149           149           149          149          149
  Floating rate, due July 22, 2003                                    149           149           149          149          149
  7-1/4%, due February 15, 2003                                       149           149           149          149          149
  8%, due November 15, 2002                                           224           224           224          224          223
  8-1/8%, due June 24, 2002                                           249           249           249          249          249
  9.45%, due August 15, 2001                                          149           148           148          148          148
  Fixed rate medium-term, varying rates and terms to June 5, 2001      54            54            54           54           54
  9.45%, due June 15, 1999                                            249           249           249          249          249
  8-1/8%                                                                -             -              -           -          100
Subordinated debentures
  6.55%, due October 15, 2035                                         249           249           249          249          249
  7-1/2%, due April 15, 2035                                          246           246           246          246          246
  6.824%/7.574%, due August 1, 2026                                   298           298           298          298          298
--------------------------------------------------------------------------------------------------------------------------------

        Total debentures and notes issued by the Parent Company     4,770         4,784         4,534        4,533        4,631
--------------------------------------------------------------------------------------------------------------------------------

DEBENTURES AND NOTES OF SUBSIDIARIES
Debentures and notes
  9-3/4%, due September 1, 2003                                       121           122           156          158           -
  Varying rates and terms to November 1, 2002                          56            52            64           65           39
Subordinated notes
  Bank, varying rates and terms to December 15,  2036                 823           725         1,222        1,247          997
  6.80%, due June 15, 2003                                            149           149           149          149          149
  9-5/8%, due August 15, 1999                                         150           150           149          149          150
  Floating rate                                                         -             -              -          25           25
Subordinated capital notes
  9-5/8%, due June 15, 1999                                            75            75            74           74           75
  9-7/8%, due May 15, 1999                                             75            75            75           75           75
  8-1/2%, due April 1, 1998                                           149           149           149          149          149
10-1/2% collateralized mortgage obligations due November 1, 2014       31            33            35           37           40
--------------------------------------------------------------------------------------------------------------------------------
        Total debentures and notes of subsidiaries                  1,629         1,530         2,073        2,128        1,699
--------------------------------------------------------------------------------------------------------------------------------

OTHER DEBT
Advances from the Federal Home Loan Bank                            1,385           880           930          930          933
Mortgage notes and other debt                                          12            41            43           44           45
Capitalized leases                                                     23            23            24           25           24
--------------------------------------------------------------------------------------------------------------------------------
        Total other debt                                            1,420           944           997          999        1,002
--------------------------------------------------------------------------------------------------------------------------------
        Total                                                     $ 7,819         7,258         7,604        7,660        7,332
--------------------------------------------------------------------------------------------------------------------------------




TABLE 14
CHANGES IN STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------------------
                                                      TWELVE                                     1997                       1996
                                                      MONTHS    ---------------------------------------    -----------------------
                                                      ENDED
                                                      SEPT. 30,    THIRD        SECOND         FIRST        FOURTH        THIRD
(IN MILLIONS)                                         1997       QUARTER       QUARTER       QUARTER       QUARTER      QUARTER
---------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of period                  $       8,689         9,980         9,474        10,008         8,689        9,316
Net income                                            1,921           505           485           471           460          357
Redemption of preferred stock                             -             -             -             -             -         (109)
Purchase of common stock                             (1,060)          (83)         (105)         (836)          (36)        (816)
Common stock issued for stock options exercised         338            33           117           101            87           41
Common stock issued through dividend
  reinvestment plan                                      12             -             -            11             1           11
Common stock issued through public offerings            358           358             -             -             -            -
Common stock issued for purchase accounting
  acquisitions                                          888             -             -             4           884            -
Cash dividends paid on
    Preferred stock                                      (1)            -             -             -            (1)          (1)
    Common stock                                       (670)         (179)         (163)         (166)         (162)        (157)
Unrealized gain (loss) on debt and
  equity securities                                     245           106           172          (119)           86           47
---------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                        $      10,720        10,720         9,980         9,474        10,008        8,689
---------------------------------------------------------------------------------------------------------------------------------


Table 15
CAPITAL RATIOS
-------------------------------------------------------------------------------

                                                                             1997                   1996
                                               -----------------------------------  --------------------

                                                Third       Second         First      Fourth      Third
(In millions)                                  Quarter      Quarter       Quarter     Quarter    Quarter
--------------------------------------------------------------------------------------------------------

CONSOLIDATED CAPITAL RATIOS (a)
Qualifying capital
  Tier 1 capital                                $  8,986      8,135       7,752       7,633        6,414
  Total capital                                   15,073     13,614      13,027      12,842       10,996

Adjusted risk-based assets                       109,851    107,726     106,451     104,126      100,508

Adjusted leverage ratio assets                  $137,516    130,666     126,465     124,419      122,759

Ratios
  Tier 1 capital                                    8.18%      7.55        7.28        7.33         6.38
  Total capital                                    13.72      12.64       12.24       12.33        10.94
  Leverage                                          6.53       6.23        6.13        6.13         5.23

Stockholders' equity to assets
  Quarter-end                                       7.45       6.98        6.93        7.14         6.49
  Average                                           7.29%      6.94        7.20        6.85         6.63
--------------------------------------------------------------------------------------------------------

BANK CAPITAL RATIOS (b)
Tier 1 capital
  First Union National Bank of North Carolina       7.13%      6.75        6.51        6.43         6.32
  First Union National Bank                         9.25       9.11        9.45        8.98        11.75
  First Union Bank of Delaware                     13.72      14.16       13.86       13.61        15.39
  First Union Home Equity Bank                     10.23       9.68        8.27        8.40         8.02

Total capital
  First Union National Bank of North Carolina      10.83      10.73       10.11       10.20        10.03
  First Union National Bank                        12.22      12.08       12.45       12.22        13.56
  First Union Bank of Delaware                     14.97      15.42       15.11       14.87        16.65
  First Union Home Equity Bank                     12.39      11.94       10.87       10.77        10.47

Leverage
  First Union National Bank of North Carolina       5.88       5.48        6.15        5.95         5.98
  First Union National Bank                         7.11       7.18        7.59        7.06         9.04
  First Union Bank of Delaware                      8.31      11.29       11.43       10.60        12.07
  First Union Home Equity Bank                      9.12%      8.44        7.42        7.84         7.14
--------------------------------------------------------------------------------------------------------

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 to 5.00 percent.
(b) By the end of 1997, it is anticipated that all First Union bank affiliates will be merged into First Union National Bank of North Carolina, except those included herein. Accordingly, historical information related to such affiliates is not presented, and historical ratios for First Union National Bank of North Carolina are not restated.

Table 16
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
--------------------------------------------------------------------------------

                                                           Weighted
                                                       Average Rate                Estimated
                                                 -------------------    --------------------
September 30, 1997                    Notional                           Maturity In     Fair
(In millions)                           Amount    Receive       Pay        Years (b)    Value                Comments
-----------------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Interest rate swaps                 $   14,727      6.26%     5.68%             1.60          Converts floating rate loans to fixed
  Carrying amount                                                                      $ 71   rate.  Adds to liability sensitivity.
  Unrealized gross gain                                                                  86   Similar characteristics to a fixed
  Unrealized gross loss                                                                  (9)  income security funded with
                                                                                               variable rate liabilities.
                                                                                       ------
        Total                                                                           148
-----------------------------------------------                                        ------
        Total asset rate conversions$   14,727      6.26%     5.68%             1.60    148
---------------------------------------------------------------------------------------------

LIABILITY RATE CONVERSIONS
Interest rate swaps                 $    6,705      7.02%     5.97%            9.77           Converts $4.2 billion of fixed rate
  Carrying amount                                                                      $ 11   long-term debt to floating rate by
  Unrealized gross gain                                                                 151   matching the terms of the swap
  Unrealized gross loss                                                                 (29)  to the debt issue. Rate sensitivity
                                                                                              remains unchanged due to the direct
                                                                                              linkage of the swap to the debt issue.
                                                                                              Also converts $570 million of fixed
                                                                                              rate CDs to variable rate, $900
                                                                                              million of fixed rate bank notes to
                                                                                              floating rate and $1.0 billion of
                                                                                              fixed rate mezzanine debt to variable
                                                                                              rate.
                                                                                   ---------
        Total                                                                         133
                                                                                   ---------

Interest rate floors                       150      4.00       -          5.81                $150 million floor offsets a
  Carrying amount                                                                       1     corresponding rate floor in long-
  Unrealized gross gain                                                                 -     term debt.
  Unrealized gross loss                                                                (1)
                                                                                  ---------
        Total                                                                           -
-----------------------------------------------                                   ---------
        Total liability rate conversions $6,855      6.95%   5.97%           9.68    $133
-------------------------------------------------------------------------------------------


Table 16
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)
--------------------------------------------------------------------------------

                                                               Weighted
                                                           Average Rate                Estimated
                                                   ---------------------     --------------------
September 30, 1997                      Notional                           Maturity In    Fair
(In millions)                             Amount    Receive    Pay           Years (b)   Value             Comments
------------------------------------------------------------------------   ---------------------------------------------------------
RATE SENSITIVITY HEDGES
Interest rate caps                    $      158      5.73%     7.03%            2.11              Paid a premium for the right to
  Carrying amount                                                                       $    1     lock in 3 month LIBOR reset rates
  Unrealized gross gain                                                                      -     on pay variable rate swaps.
  Unrealized gross loss                                                                     (1)
                                                                                      ---------
        Total                                                                                -
                                                                                      ---------

Short Eurodollar futures                  11,068          -     6.22            0.59               Locks in 3 month LIBOR reset
  Carrying amount                                                                            -     rates on pay variable rate swaps.
  Unrealized gross gain                                                                      -     $2.8 billion effective December
  Unrealized gross loss                                                                     (7)    1997, March 1998, June 1998 and
                                                                                                   September 1998.
                                                                                      ---------
        Total                                                                               (7)
                                                                                      ---------

Long Eurodollar futures                    2,000      6.62          -           1.58               Converts floating rate LIBOR-
  Carrying amount                                                                            -     based loans to fixed rate. Adds
  Unrealized gross gain                                                                      2     to liability sensitivity.
  Unrealized gross loss                                                                      -     Similar characteristics to
                                                                                                   fixed income security funded with
                                                                                                   variable rate liabilities.
                                                                                                   $500 million effective December
                                                                                                   1998, March 1999, June 1999 and
                                                                                                   September 1999.
                                                                                      ---------
        Total                                                                                2
                                                                                      ---------

Call options on Eurodollar futures         1,024      6.72          -           0.59               Paid a premium for the right to
  Carrying amount                                                                            1     buy Eurodollar futures which
  Unrealized gross gain                                                                      1     convert floating rate LIBOR-based
  Unrealized gross loss                                                                      -     loans to fixed rate. Interest
                                                                                                   rate risk limited to
                                                                                                   premium paid.  $256 million
                                                                                                   effective December 1997, March
                                                                                                   1998, June 1998 and September
                                                                                                   1998.
                                                                                      ---------
        Total                                                                                2
                                                                                      ---------

CMT floor                                    100      6.42        --            3.59               First Union Mortgage Corporation
  Carrying amount                                                                            1     paid a premium for a CMT floor in
  Unrealized gross gain                                                                      1     order to offset the decline in
  Unrealized gross loss                                                                      -     value of mortgage servicing in a
                                                                                                   falling rate environment.
                                                                                      ---------
        Total                                                                                2
-------------------------------------------------                                     ---------
        Total rate sensitivity hedges $   14,350      6.60%      6.23%            0.76  $   (1)
-----------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Estimated maturity approximates duration except for long eurodollar futures, average duration of .25 years. London Interbank Offered Rates (LIBOR) - The average of interbank offered rates on dollar deposits in the London market, based on quotations at five major banks. Weighted average pay rates are generally based on one to six month LIBOR. Pay rates related to forward interest rate swaps are set on the future effective date.
     Pay rates reset at predetermined reset dates over the life of the contract. Rates shown are the rates in effect as of September 30, 1997. Weighted average receive rates were set at the time the contract was transacted. Carrying amount includes accrued interest receivable/ payable, unamortized premiums paid/received and any related margin accounts.


Table 17
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)
-------------------------------------------------------------------------------
September 30, 1997                                          1 Year       1 -2      2 -5      5 -10    After 10
(In millions)                                              or Less      Years     Years     Years       Years      Total
--------------------------------------------------------------------------------------------------------------------------

ASSET RATE CONVERSIONS
Notional amount                                           $  6,057        985     7,685         -           -     14,727
Weighted average receive rate                                 5.95%      5.28      6.63         -           -       6.26
Estimated fair value                                      $     31          4       113         -           -        148
---------------------------------------------------------------------------------------------------------------------------

LIABILITY RATE CONVERSIONS
Notional amount                                           $    765        205       800     3,525       1,560      6,855
Weighted average receive rate                                 6.22%      6.53      7.42      6.86        7.34       6.95
Estimated fair value                                      $      1          2        31        76          23        133
---------------------------------------------------------------------------------------------------------------------------

RATE SENSITIVITY HEDGES
Notional amount                                           $ 12,122      2,060       168         -           -     14,350
Weighted average receive rate                                 6.69%      6.59      6.14         -           -       6.60
Estimated fair value                                      $     (5)         2         2         -           -         (1)
---------------------------------------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities. Pay rates are generally based on one to six month LIBOR and reset at predetermined reset dates. Current pay rates are not necessarily indicative of future pay rates, and therefore, they have been excluded from the above table. Weighted average pay rates are indicated in Table 16.


Table 18
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)
---------------------------------------------
                                  Asset        Liability                    Rate
                                   Rate          Rate         Asset      Sensitivity
(In millions)                   Conversions   Conversions     Hedges       Hedges      Total
----------------------------------------------------------------------------------------------

Balance, December 31, 1996         $19,796         6,430        662       42,558       69,446
Additions                                -         1,250          -       33,149       34,399
Maturities/Amortizations            (5,069)         (825)      (662)     (47,371)     (53,927)
Terminations                             -             -          -      (13,986)     (13,986)
---------------------------------------------------------------------------------------------
Balance, September 30, 1997        $14,727         6,855          -       14,350       35,932
----------------------------------------------------------------------------------------------

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.


FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES
---------------------------------------------------------------------------------------------------------------------------------
                                                                   THIRD QUARTER 1997                        SECOND QUARTER 1997
                                                   -------------------------------------      ------------------------------------

                                                                               Average                                   Average
                                                              Interest           Rates                       Interest      Rates
                                                   Average     Income/         Earned/           Average      Income/    Earned/
(In millions)                                     Balances     Expense            Paid          Balances      Expense       Paid
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                    $    282           3            4.08%       $   249            4          5.68%
Federal funds sold and securities
  purchased under resale agreements                  6,828          94            5.43          6,171           85          5.52
Trading account assets (a)                           4,954          82            6.55          3,825           64          6.77
Securities available for sale (a)                   16,249         283            6.98         16,854          296          7.01
Investment securities (a)
  U.S. Government and other                          1,532          29            7.42          1,531           29          7.59
  State, county and municipal                          742          20           10.99            766           21         11.18
------------------------------------------------  --------------------                    ------------------------
        Total investment securities                  2,274          49            8.58          2,297           50          8.78
----------------------------------------------------------------------                    ------------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural          24,226         459            7.53         24,338          465          7.65
    Real estate - construction and other             2,399          53            8.62          2,557           54          8.54
    Real estate - mortgage                           8,928         197            8.77          9,083          196          8.66
    Lease financing                                  3,186          92           11.58          3,013           85         11.24
    Foreign                                          1,293          21            6.27          1,288           20          6.14
------------------------------------------------  --------------------                    ------------------------
        Total commercial                            40,032         822            8.15         40,279          820          8.16
----------------------------------------------------------------------                    ------------------------
  Retail
    Real estate - mortgage                          26,133         514            7.87         27,054          529          7.83
    Installment loans - Bankcard (c)                 5,249         211           16.07          5,446          200         14.70
    Installment loans - other and Vehicle leasing   22,588         537            9.45         22,517          528          9.40
------------------------------------------------  --------------------                    ------------------------
        Total retail                                53,970       1,262            9.33         55,017        1,257          9.15
----------------------------------------------------------------------                    ------------------------
        Total loans                                 94,002       2,084            8.83         95,296        2,077          8.73
----------------------------------------------------------------------                    ------------------------
        Total earning assets                       124,589       2,595            8.29        124,692        2,576          8.27
                                                                 -----------------------                    ----------------------
Cash and due from banks                              5,334                                      5,428
Other assets                                        10,172                                      9,738
------------------------------------------------  --------                                -----------
        Total assets                              $140,095                                 $ 139,858
----------------------------------------------------------                                -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits
  Savings and NOW accounts                          27,190         201            2.94         27,276          192          2.82
  Money market accounts                             13,285         106            3.15         12,733           92          2.92
  Other consumer time                               28,804         381            5.25         29,522          384          5.22
  Foreign                                            1,227          17            5.48          3,012           41          5.39
  Other time                                         3,191          52            6.49          3,240           51          6.29
----------------------------------------------------------------------                    ------------------------
        Total interest-bearing deposits             73,697         757            4.07         75,783          760          4.02
Federal funds purchased and securities
  sold under repurchase agreements                  19,956         256            5.09         19,878          250          5.03
Commercial paper                                     1,089          14            5.36          1,280           18          5.40
Other short-term borrowings                          5,603          85            5.99          4,630           71          6.21
Long-term debt                                       7,504         124            6.55          7,333          120          6.58
----------------------------------------------------------------------                    ------------------------
        Total interest-bearing liabilities         107,849       1,236            4.55        108,904        1,219          4.49
                                                                -----------------------                    ----------------------
Noninterest-bearing deposits                        17,620                                     17,193
Other liabilities                                    3,421                                      3,068
Guaranteed preferred beneficial interests              990                                        990
Stockholders' equity                                10,215                                      9,703
-------------------------------------------------  -------                                -----------
        Total liabilities and stockholders'
             equity                               $140,095                                 $  139,858
----------------------------------------------------------                                -----------
Interest income and rate earned                             $  2,595            8.29%                $      2,576          8.27%
Interest expense and equivalent rate paid                      1,236            3.93                        1,219          3.91
------------------------------------------------------------------------------------                 ------------ --------------
Net interest income and margin                              $  1,359            4.36%                $      1,357          4.36%
-----------------------------------------------------------------------------------                  ---------------------------

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.50 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.50 percent in Connecticut. Lease financing amounts include related deferred income taxes.


-----------------------------------------------------------------------------------------------------------------------------------

                  FIRST QUARTER 1997                            FOURTH QUARTER 1996                             THIRD QUARTER 1996
-------------------------------------  ----------------------------------------------  --------------------------------------------

                             Average                                        Average                                        Average
               Interest        Rates                          Interest        Rates                          Interest        Rates
   Average      Income/      Earned/             Average       Income/      Earned/              Average      Income/      Earned/
  Balances      Expense         Paid            Balances       Expense         Paid             Balances      Expense         Paid
-------------------------------------  ----------------------------------------------  -------------------------------------------

$    229            2            4.18%     $       127             2            5.83%     $         65            1          8.73%

   5,297           73            5.61            6,947            92            5.32             5,760           77          5.26
   3,107           50            6.51            4,190            73            6.87             5,359           88          6.58
  14,019          232            6.64           14,257           238            6.68            15,657          260          6.62

   1,646           30            7.37            1,668            33            7.70             1,693           31          7.57
     787           22           10.87              823            22           10.67               894           24         10.67
 ---------------------                      -------------------------                       ------------------------
   2,433           52            8.50            2,491            55            8.68             2,587           55          8.64
 ---------------------                      -------------------------                       ------------------------


  23,391          437            7.57           23,326           445            7.59            22,825          446          7.78
   2,642           55            8.44            2,723            57            8.33             2,846           60          8.35
   9,393          195            8.40            9,522           202            8.41             9,480          200          8.41
   2,502           68           10.87            2,071            51           10.01             2,063           48          9.37
   1,022           15            6.16              907            14            6.16               721           12          6.36
 ---------------------                      -------------------------                       ------------------------
  38,950          770            8.01           38,549           769            7.94            37,935          766          8.04
 ---------------------                      -------------------------                       ------------------------

  28,268          549            7.77           27,664           534            7.73            26,855          529          7.88
   5,448          190           13.92            5,521           184           13.34             5,257          173         13.16
  21,952          516            9.51           21,294           505            9.44            20,445          491          9.55
 ---------------------                      -------------------------                       ------------------------
  55,668        1,255            9.06           54,479         1,223            8.97            52,557        1,193          9.06
 ---------------------                      -------------------------                       ------------------------
  94,618        2,025            8.63           93,028         1,992            8.54            90,492        1,959          8.63
 ---------------------                      -------------------------                       ------------------------
 119,703        2,434            8.19          121,040         2,452            8.08           119,920        2,440          8.12
            -----------------------                      -------------------------                        ------------------------
   5,530                                         5,660                                           5,333
   9,661                                         9,171                                           8,178
 --------                                   -----------                                     -----------
$134,894                                  $    135,871                                    $    133,431
 --------                                   -----------                                     -----------



  26,675          182            2.76           25,742           172            2.67            25,126          173          2.73
  13,190           93            2.85           13,304           100            2.99            13,239           93          2.79
  30,684          395            5.22           30,675           401            5.20            30,467          398          5.20
   1,741           22            5.27            1,999            27            5.30             1,856           24          5.24
   3,481           51            5.95            3,166            51            6.44             3,195           46          5.67
 ---------------------                      -------------------------                       ------------------------
  75,771          743            3.98           74,886           751            3.99            73,883          734          3.95

  16,724          206            5.00           19,148           241            4.99            19,038          234          4.91
     905           11            5.05              954            12            5.10               830           11          5.03
   3,296           47            5.73            3,820            55            5.75             3,841           56          5.78
   7,632          124            6.49            7,550           121            6.41             7,849          123          6.27
 ---------------------                      -------------------------                       ------------------------
 104,328        1,131            4.39          106,358         1,180            4.42           105,441        1,158          4.37
            -------------------------                    ---------------------------                      -----------------------
  16,925                                        17,193                                          16,585
   3,022                                         2,824                                           2,556
     913                                           188                                                   -
   9,706                                         9,308                                           8,849
 --------                                   -----------                                     -----------
$134,894                                  $    135,871                                    $    133,431
 --------                                   -----------                                     -----------
         $      2,434            8.19%                  $       2,452            8.08%                  $       2,440         8.12%
                1,131            3.82                           1,180            3.88                           1,158         3.85
            -------------------------                    ----------------------------                     ------------------------
         $      1,303            4.37%                  $       1,272            4.20%                  $      1,282         4.27%
            -------------------------                    -------------------------                        -----------------------

(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.

(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

FIRST UNION CORPORATION AND SUBSIDIARIES
NET INTEREST INCOME SUMMARIES
----------------------------------------------------------------------------------------------------------------------------------

                                                             NINE MONTHS ENDED 1997                SIX MONTHS ENDED 1997
                                              --------------------------------------      ----------------------------------------

                                                                            AVERAGE                                     AVERAGE
                                                           INTEREST           RATES                        INTEREST       RATES
                                                AVERAGE     INCOME/          EARNED/          AVERAGE      INCOME/      EARNED/
(IN MILLIONS)                                  BALANCES     EXPENSE            PAID          BALANCES      EXPENSE        PAID
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances             $        253           9             4.64%     $        239            6           4.97%
Federal funds sold and securities
  purchased under resale agreements               6,104         252             5.51             5,736          158           5.56
Trading account assets (a)                        3,969         196             6.61             3,468          114           6.65
Securities available for sale (a)                15,716         811             6.89            15,445          528           6.84
Investment securities (a)
  U.S. Government and other                       1,569          88             7.46             1,588           59           7.48
  State, county and municipal                       765          63            11.01               777           43          11.02
--------------------------------------------------------------------                         -----------------------
        Total investment securities               2,334         151             8.62             2,365          102           8.64
--------------------------------------------------------------------                         -----------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural       23,988       1,361             7.59            23,867          902           7.62
    Real estate - construction and other          2,532         162             8.53             2,599          109           8.49
    Real estate - mortgage                        9,133         588             8.61             9,237          391           8.53
    Lease financing                               2,903         245            11.25             2,759          153          11.07
    Foreign                                       1,202          56             6.19             1,156           35           6.15
--------------------------------------------------------------------                         -----------------------
        Total commercial                         39,758       2,412             8.11            39,618        1,590           8.08
--------------------------------------------------------------------                         -----------------------
  Retail
    Real estate - mortgage                       27,144       1,592             7.82            27,658        1,078           7.80
    Installment loans - Bankcard (c)              5,380         601            14.88             5,447          390          14.31
    Installment loans - other and
          Vehicle leasing                        22,354       1,581             9.45            22,236        1,044           9.45
--------------------------------------------------------------------                         -----------------------
        Total retail                             54,878       3,774             9.18            55,341        2,512           9.10
--------------------------------------------------------------------                         -----------------------
        Total loans                              94,636       6,186             8.73            94,959        4,102           8.68
--------------------------------------------------------------------                         -----------------------
        Total earning assets                    123,012       7,605             8.25           122,212        5,010           8.23
                                                          ------------------------                       --------------------------
Cash and due from banks                           5,430                                          5,479
Other assets                                      9,859                                          9,699
--------------------------------------------------------                                     ----------
        Total assets                       $    138,301                                   $    137,390
--------------------------------------------------------                                     ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits
  Savings and NOW accounts                       27,049         575             2.84            26,977          374           2.79
  Money market accounts                          13,069         291             2.97            12,960          185           2.88
  Other consumer time                            29,663       1,160             5.23            30,100          779           5.22
  Foreign                                         1,992          80             5.37             2,380           63           5.34
  Other time                                      3,303         154             6.24             3,360          102           6.12
--------------------------------------------------------------------                         -----------------------
        Total interest-bearing deposits          75,076       2,260             4.02            75,777        1,503           4.00
Federal funds purchased and securities
  sold under repurchase agreements               18,865         712             5.05            18,310          456           5.02
Commercial paper                                  1,092          43             5.29             1,093           29           5.25
Other short-term borrowings                       4,518         203             6.00             3,967          118           6.01
Long-term debt                                    7,489         368             6.54             7,482          244           6.53
--------------------------------------------------------------------                         -----------------------
        Total interest-bearing liabilities      107,040       3,586             4.48           106,629        2,350           4.44
                                                          ------------------------                       ---------------------------
Noninterest-bearing deposits                     17,249                                         17,060
Other liabilities                                 3,171                                          3,045
Guaranteed preferred beneficial interests           964                                            951
Stockholders' equity                              9,877                                          9,705
--------------------------------------------------------                                     ----------
        Total liabilities and
               stockholders' equity        $    138,301                                   $    137,390
--------------------------------------------------------                                     ----------
Interest income and rate earned                         $     7,605             8.25%                  $      5,010           8.23%
Interest expense and equivalent rate paid                     3,586             3.89                          2,350           3.87
----------------------------------------------------------------------------------                     ----------------------------
Net interest income and margin                          $     4,019             4.36%                  $      2,660           4.36%
----------------------------------------------------------------------------------                     ----------------------------

(a) Yields related to securities and loans exempt from both federal and state income taxes, federal income taxes only or state income taxes only are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent; and tax rates of 7.50 percent in North Carolina; 5.5 percent in Florida; 4.5 percent in South Carolina; 6 percent in Georgia and Tennessee; 7 percent in Maryland; 9.975 percent in Washington, D.C.; 4.87 percent in Delaware; 6.5 percent in New Jersey; and 10.50 percent in Connecticut. Lease financing amounts include related deferred income taxes.

---------------------------------------------------------------------------------------

                         YEAR ENDED 1996                       NINE MONTHS ENDED 1996
-------------------------------------------   -----------------------------------------

                                 AVERAGE                                      AVERAGE
                INTEREST           RATES                      INTEREST          RATES
    AVERAGE      INCOME/         EARNED/           AVERAGE     INCOME/        EARNED/
   BALANCES      EXPENSE            PAID          BALANCES     EXPENSE           PAID
---------------------------------------------------------------------------------------
 $        125            7            5.69%    $      125           5            5.64%

        6,135          323            5.27          5,862         231            5.26
        4,186          280            6.67          4,185         207            6.61
       16,946        1,117            6.59         17,849         879            6.57

        1,754          132            7.51          1,783          99            7.45
          960          104           10.81          1,006          82           10.85
    -----------------------                     ----------------------
        2,714          236            8.68          2,789         181            8.68
    -----------------------                     ----------------------


       23,065        1,781            7.72         22,977       1,336            7.77
        2,724          231            8.47          2,724         174            8.52
        9,612          814            8.47          9,641         612            8.49
        1,965          190            9.70          1,930         139            9.59
          753           47            6.24            702          33            6.28
    -----------------------                     ----------------------
       38,119        3,063            8.04         37,974       2,294            8.07
    -----------------------                     ----------------------

       27,293        2,115            7.75         27,168       1,581            7.76
        4,863          657           13.52          4,642         473           13.59
       20,385        1,914            9.39         20,080       1,409            9.37
    -----------------------                     ----------------------
       52,541        4,686            8.92         51,890       3,463            8.90
    -----------------------                     ----------------------
       90,660        7,749            8.55         89,864       5,757            8.55
    -----------------------                     ----------------------
      120,766        9,712            8.04        120,674       7,260            8.03
                --------------------------                  --------------------------
        5,278                                       5,150
        8,083                                       7,717
    ----------                                  ----------
 $    134,127                                 $   133,541
    ----------                                  ----------



       25,214          669            2.65         25,037         497            2.65
       13,228          375            2.83         13,202         275            2.78
       30,992        1,629            5.26         31,099       1,228            5.27
        2,122          111            5.24          2,163          84            5.22
        3,090          176            5.69          3,064         125            5.43
    -----------------------                     ----------------------
       74,646        2,960            3.97         74,565       2,209            3.96

       18,808          936            4.98         18,694         695            4.97
          903           46            5.08            886          34            5.08
        3,853          215            5.58          3,865         160            5.53
        7,565          475            6.28          7,570         354            6.24
    -----------------------                     ----------------------
      105,775        4,632            4.38        105,580       3,452            4.37
                --------------------------                  --------------------------
       16,674                                      16,499
        2,486                                       2,372
           47                                               -
        9,145                                       9,090
    ----------                                  ----------
 $    134,127                                 $   133,541
    ----------                                  ----------
              $      9,712            8.04%                $     7,260            8.03%
                     4,632            3.83                       3,452            3.82
                --------------------------                  --------------------------
              $      5,080            4.21%                $     3,808            4.21%
                --------------------------                  --------------------------

(b) The loan averages include loans on which the accrual of interest has been discontinued and are stated net of unearned income.
(c) Installment loans - Bankcard include credit card, ICR, signature and First Choice amounts.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------------------------------------------------------------

                                                                                             1997                      1996
                                                            --------------------------------------  ------------------------

                                                                THIRD        SECOND         FIRST       FOURTH        THIRD
(IN MILLIONS, EXCEPT PER SHARE DATA)                          QUARTER       QUARTER       QUARTER      QUARTER      QUARTER
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                  $      6,200         6,428         5,998        6,509        6,101
Interest-bearing bank balances                                    200           276           230          316           40
Federal funds sold and securities
  purchased under resale agreements                             6,011         6,440         5,019        7,024        5,660
----------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                        12,411        13,144        11,247       13,849       11,801
----------------------------------------------------------------------------------------------------------------------------
Trading account assets                                          7,548         4,863         3,579        3,934        4,779
Securities available for sale                                  16,690        16,396        14,411       14,182       13,729
Investment securities                                           2,268         2,285         2,408        2,501        2,566
Loans, net of unearned income                                  94,904        96,411        95,487       95,858       92,520
  Allowance for loan losses                                    (1,370)       (1,370)       (1,366)      (1,365)      (1,377)
----------------------------------------------------------------------------------------------------------------------------
        Loans, net                                             93,534        95,041        94,121       94,493       91,143
----------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                          4,056         4,052         4,127        4,073        3,811
Due from customers on acceptances                                 837           728           634          763          571
Other intangible assets                                         2,701         2,765         2,827        2,849        2,379
Other assets                                                    3,859         3,668         3,376        3,483        3,103
----------------------------------------------------------------------------------------------------------------------------
        Total assets                                     $    143,904       142,942       136,730      140,127      133,882
----------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                                 18,963        19,033        18,275       18,632       18,008
  Interest-bearing deposits                                    72,727        73,901        74,128       76,183       73,436
----------------------------------------------------------------------------------------------------------------------------
        Total deposits                                         91,690        92,934        92,403       94,815       91,444
Short-term borrowings                                          27,623        27,349        22,335       23,024       22,910
Bank acceptances outstanding                                      837           728           634          764          571
Other liabilities                                               4,225         3,703         3,290        3,361        2,936
Long-term debt                                                  7,819         7,258         7,604        7,660        7,332
----------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                     132,194       131,972       126,266      129,624      125,193
----------------------------------------------------------------------------------------------------------------------------

Guaranteed preferred beneficial interests
  in Corporation's junior subordinated
  deferrable interest debentures                                  990           990           990          495            -
----------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred stock                                                     -             -             -            -           48
Common stock, $3.33-1/3 par value;
  authorized 750,000,000 shares                                 1,894         1,870         1,866        1,916        1,803
Paid-in capital                                                   999           715           708        1,378          506
Retained earnings                                               7,681         7,355         7,032        6,727        6,431
Unrealized gain (loss) on debt and equity securities, net         146            40          (132)         (13)         (99)
----------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                             10,720         9,980         9,474       10,008        8,689
----------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity       $    143,904       142,942       136,730      140,127      133,882
----------------------------------------------------------------------------------------------------------------------------

MEMORANDA
Securities available for sale-amortized cost             $     16,455        16,324        14,607       14,194       13,871
Investment securities-market value                              2,412         2,417         2,522        2,636        2,691
Common stockholders' equity, net of unrealized
  gain (loss) on debt and equity securities              $     10,720         9,980         9,474       10,008        8,641
Preferred shares outstanding (IN THOUSANDS)                              -             -            -            -    1,911
Common shares outstanding (IN THOUSANDS)                      568,296       560,977       559,665      574,697      541,015
----------------------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                    1997                      1996
                                                                   --------------------------------------  ------------------------

                                                                       THIRD        SECOND         FIRST       FOURTH        THIRD
(IN MILLIONS, EXCEPT PER SHARE DATA)                                 QUARTER       QUARTER       QUARTER      QUARTER      QUARTER
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                      $      2,077         2,071         2,019        1,986        1,953
Interest and dividends on securities available for sale                  281           292           230          236          258
Interest and dividends on investment securities
  Taxable income                                                          28            29            30           32           31
  Nontaxable income                                                       14            14            15           15           16
Trading account interest                                                  82            64            49           72           87
Other interest income                                                     97            89            75           94           78
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest income                                          2,579         2,559         2,418        2,435        2,423
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on deposits                                                     757           760           743          751          734
Interest on short-term borrowings                                        355           339           264          308          301
Interest on long-term debt                                               124           120           124          121          123
-----------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                         1,236         1,219         1,131        1,180        1,158
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                    1,343         1,340         1,287        1,255        1,265
Provision for loan losses                                                155           165           145          120          105
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                    1,188         1,175         1,142        1,135        1,160
-----------------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Trading account profits                                                   16            54            26           50           23
Service charges on deposit accounts                                      197           191           193          174          165
Mortgage banking income                                                   55            54            50           40           38
Capital management income                                                212           209           203          157          145
Securities available for sale transactions                                 3             5             4           11            2
Investment security transactions                                           2             1             -            1            -
Fees for other banking services                                           32            36            41           39           41
Sundry income                                                            252           205           236          213          186
-----------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                         769           755           753          685          600
-----------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries                                                                 495           506           480          490          454
Other benefits                                                           104           114           125          102           99
-----------------------------------------------------------------------------------------------------------------------------------
        Personnel expense                                                599           620           605          592          553
Occupancy                                                                 93            91            91           93           82
Equipment                                                                129           117           121          118          108
Advertising                                                               22            22            22           10           10
Telecommunications                                                        28            27            27           25           27
Travel                                                                    26            25            21           20           23
Postage, printing and supplies                                            37            37            41           37           43
FDIC assessment                                                            6             6             5            -           15
Professional fees                                                         24            21            20           30           23
External data processing                                                  16            14            15           16           24
Other intangible amortization                                             67            67            67           60           60
SAIF special assessment                                                    -             -             -            -          133
Sundry expense                                                           131           135           134          112          110
-----------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                      1,178         1,182         1,169        1,113        1,211
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                               779           748           726          707          549
Income taxes                                                             274           263           255          247          192
-----------------------------------------------------------------------------------------------------------------------------------
        Net income                                                       505           485           471          460          357
Dividends on preferred stock                                               -             -             -            1            1
-----------------------------------------------------------------------------------------------------------------------------------
        Net income applicable to common stockholders            $        505           485           471          459          356
-----------------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net income                                                      $       0.90          0.87          0.83         0.82         0.65
Cash dividends                                                  $       0.32          0.29          0.29         0.29         0.29
AVERAGE COMMON SHARES (IN THOUSANDS)                                 561,595       560,900       565,106      556,595      548,002
-----------------------------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
-----------------------------------------------------------------------------------------------------------------------------

                                                                                 NINE MONTHS ENDED          SIX MONTHS ENDED
                                                                                      SEPTEMBER 30,                 JUNE 30,
                                                                            -------------------------    --------------------

(IN MILLIONS, EXCEPT PER SHARE DATA)                                              1997         1996        1997         1996
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                               $       6,167        5,738       4,090        3,785
Interest and dividends on securities available for sale                            803          868         522          610
Interest and dividends on investment securities
  Taxable income                                                                    87           98          59           67
  Nontaxable income                                                                 43           55          29           39
Trading account interest                                                           195          198         113          111
Other interest income                                                              261          236         164          158
-----------------------------------------------------------------------------------------------------------------------------
        Total interest income                                                    7,556        7,193       4,977        4,770
-----------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest on deposits                                                             2,260        2,209       1,503        1,475
Interest on short-term borrowings                                                  958          889         603          588
Interest on long-term debt                                                         368          354         244          231
-----------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                                   3,586        3,452       2,350        2,294
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                                                              3,970        3,741       2,627        2,476
Provision for loan losses                                                          465          255         310          150
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                              3,505        3,486       2,317        2,326
-----------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Trading account profits                                                             96           52          80           29
Service charges on deposit accounts                                                581          492         384          327
Mortgage banking income                                                            159          115         104           77
Capital management income                                                          624          409         412          264
Securities available for sale transactions                                          12           20           9           18
Investment security transactions                                                     3            3           1            3
Fees for other banking services                                                    109          118          77           77
Sundry income                                                                      693          463         441          277
-----------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                                                 2,277        1,672       1,508        1,072
-----------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries                                                                         1,481        1,291         986          837
Other benefits                                                                     343          313         239          214
-----------------------------------------------------------------------------------------------------------------------------
        Personnel expense                                                        1,824        1,604       1,225        1,051
Occupancy                                                                          275          258         182          176
Equipment                                                                          367          299         238          191
Advertising                                                                         66           31          44           21
Telecommunications                                                                  82           77          54           50
Travel                                                                              72           72          46           49
Postage, printing and supplies                                                     115          125          78           82
FDIC assessment                                                                     17           41          11           26
Professional fees                                                                   65           58          41           35
External data processing                                                            45           98          29           74
Other intangible amortization                                                      201          183         134          123
Merger-related restructuring charges                                                 -          281           -          281
SAIF special assessment                                                              -          133           -            -
Sundry expense                                                                     400          295         269          185
------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                                3,529        3,555       2,351        2,344
-----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                       2,253        1,603       1,474        1,054
Income taxes                                                                       792          564         518          372
-----------------------------------------------------------------------------------------------------------------------------
        Net income                                                               1,461        1,039         956          682
Dividends on preferred stock                                                         -            8           -            7
-----------------------------------------------------------------------------------------------------------------------------
        Net income applicable to common stockholders                     $       1,461        1,031         956          675
-----------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE DATA
Net income                                                               $        2.60         1.85        1.70         1.20
Cash dividends                                                           $        0.90         0.81        0.58         0.52
AVERAGE COMMON SHARES (IN THOUSANDS)                                           562,534      557,968     563,003      562,950
-----------------------------------------------------------------------------------------------------------------------------

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------------

                                                                                                          NINE MONTHS ENDED
                                                                                                               SEPTEMBER 30,
                                                                                                    ------------------------

(IN MILLIONS)                                                                                            1997          1996
----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                                        $     1,461         1,039
Adjustments to reconcile net income to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                                     18            33
  Provision for loan losses                                                                               465           255
  Provision for foreclosed properties                                                                       1            (3)
  Securities available for sale transactions                                                              (12)          (20)
  Investment security transactions                                                                         (3)           (3)
  Depreciation and amortization                                                                           550           456
  Trading account assets, net                                                                          (3,614)       (2,898)
  Gain on sale of adjustable rate mortgages                                                               (80)            -
  Mortgage loans held for resale                                                                         (352)          (29)
  Gain on sale of premises and equipment                                                                    -            (2)
  Gain on sale of segregated assets                                                                        (5)           (6)
  Other assets, net                                                                                      (582)          511
  Other liabilities, net                                                                                  864          (156)
----------------------------------------------------------------------------------------------------------------------------
        Net cash used by operating activities                                                          (1,289)         (823)
----------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Increase (decrease) in cash realized from
    Sales of securities available for sale                                                              7,642        15,664
    Maturities of securities available for sale                                                           749         2,789
    Purchases of securities available for sale                                                        (10,644)      (14,107)
    Sales and underdeliveries of investment securities                                                      4             8
    Maturities of investment securities                                                                   398           667
    Purchases of investment securities                                                                   (174)          (99)
    Sale of loans                                                                                       1,452             -
    Origination of loans, net                                                                            (512)         (851)
    Sales of premises and equipment                                                                       121            32
    Purchases of premises and equipment                                                                  (412)         (679)
    Sales of mortgage servicing rights                                                                      -            15
    Purchases of mortgage servicing rights                                                                  -           (34)
    Other intangible assets, net                                                                           32            22
    Purchases of banking organizations, net of acquired cash equivalents                                    6          (658)
----------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by investing activities                                               (1,338)        2,769
----------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Increase (decrease) in cash realized from
    Deposits, net                                                                                      (3,152)       (2,840)
    Securities sold under repurchase agreements and other short-term borrowings, net                    4,599         3,352
    Issuances of guaranteed preferred beneficial interests                                                495             -
    Issuances of long-term debt                                                                         1,292         1,416
    Payments of long-term debt                                                                         (1,133)       (1,310)
    Sales of common stock                                                                                 620           191
    Purchases of preferred stock                                                                            -          (109)
    Purchases of common stock                                                                          (1,024)         (932)
    Cash dividends paid                                                                                  (508)         (457)
----------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                                1,189          (689)
----------------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents                                               (1,438)        1,257
        Cash and cash equivalents, beginning of year                                                   13,849        10,544
----------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                                                    $    12,411        11,801
----------------------------------------------------------------------------------------------------------------------------

NONCASH ITEMS
Increase in foreclosed properties and a decrease in loans                                         $         1            23
Conversion of preferred stock to common stock                                                               -            26
Issuance of common stock for purchase accounting acquisitions                                               4           124
Effect on stockholders' equity of an unrealized gain (loss) on debt and equity securities included in
    Securities available for sale                                                                         247          (342)
    Other assets (deferred income taxes)                                                          $        88          (132)
----------------------------------------------------------------------------------------------------------------------------